As filed with the Securities and Exchange Commission on January 25, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOBSON COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	4812	73-1513309
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Bruce R. Knooihuizen
14201 Wireless Way
Oklahoma City, Oklahoma 73134
(405) 529-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Paul W. Theiss, Esq.
Bruce F. Perce, Esq.
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered(1)	Registered	Security(2)	Price(2)	Registration Fee(5)

1.50% Senior Convertible Debentures due 2025	$160,000,000	100%	$160,000,000	$17,120

Class A Common Stock	(3)	(3)	(3)	(4)

(1)	This Registration Statement covers the resale by the selling securityholders named from time to time in the prospectus which is a part of this Registration Statement of the Debentures owned by certain selling securityholders and any shares of Class A common stock acquired upon conversion of the Debentures.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 and based on 100% of the aggregate principal amount of the Debentures.

(3)	Includes 15,530,960 shares of Class A common stock issuable upon conversion of the Debentures at the initial conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures. Under Rule 416 under the Securities Act, the number of shares of Class A common stock registered includes an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends, reorganizations or similar events.

(4)	Under Rule 457(i) of the Securities Act, no additional registration fee is payable.

(5)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $17,120 previously paid by the Registrant in connection with the filing of Registration Statement No. 333-130227 on December 9, 2005 has been carried forward and offset against the filing fee payable with respect to this Registration Statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
$160,000,000
1.50% Senior Convertible Debentures due 2025

On September 13, 2005, Dobson Communications issued $150.0 million aggregate principal amount of 1.50% Senior Convertible Debentures due 2025 in a private offering, and on October 13, 2005, the initial purchasers of the Debentures exercised an option to purchase an additional $10.0 million aggregate principal amount of Debentures in a private offering. This prospectus covers resales from time to time by selling securityholders of any or all of their Debentures and shares of Class A common stock into which the Debentures are convertible. We will not receive any proceeds from the resale by the selling securityholders of the Debentures or the shares of Class A common stock hereunder.
The Debentures will be convertible, at your option, into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustment as described in this prospectus at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•	prior to October 1, 2023, on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after October 1, 2023;

•	with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

•	if we distribute to all holders of our Class A common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	if we distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if a fundamental change occurs; or

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Debentures was less than 98% of the closing sale price of our Class A common stock for each trading day of such five trading-day period multiplied by the then current conversion rate.
Upon conversion, we will have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. In the event of certain types of fundamental changes, we will increase the number of shares issuable upon conversion or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.
The Debentures bear interest at a rate of 1.50% per year, payable on April 1 and October 1 of each year, commencing April 1, 2006. The Debentures will mature on October 1, 2025.
We may redeem some or all of the Debentures on or after October 1, 2010, for cash at a redemption price equal to 100% of the principal amount of Debentures redeemed.
You may require us to repurchase all or a portion of your Debentures on October 1, 2010, October 1, 2015 and October 1, 2020 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any). In addition, you may require us to repurchase all or a portion of your Debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any).
The Debentures will be our senior unsecured obligations. As of September 30, 2006, we and our subsidiaries had approximately $2.6 billion of senior indebtedness outstanding, of which approximately $952.3 million was secured indebtedness.
Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “DCEL.” The last reported sale price of our Class A common stock on January 24, 2007 was $9.62 per share.
We do not intend to apply for listing of the Debentures on any securities exchange or for inclusion of the Debentures in any automated quotation system. The Debentures originally issued in the private offerings are eligible for trading on The PORTAL Market of the National Association of Securities Dealers, Inc. However, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market.
The Debentures and the Class A common stock may be sold from time to time by the selling securityholders named in this prospectus through public or private transactions, at prevailing market prices or at privately negotiated prices, either directly or through agents or broker-dealers acting as principal or agent. The selling securityholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling securityholders. We will pay substantially all of the expenses incident to the registration of the Debentures and shares of our Class A common stock, except for the selling commissions, if any. See “Plan of Distribution.”

Investing in the Debentures or Class A common stock involves risks. See “Risk Factors” beginning on page 10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 25, 2007

IMPORTANT NOTICE TO READERS
      This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. The selling securityholders may offer and sell, from time to time, an aggregate of up to $160,000,000 of Debentures and Class A common stock issuable upon conversion of the Debentures under the prospectus. In some cases, the selling securityholders will also be required to provide a prospectus supplement containing specific information about the selling securityholders and the terms on which they are offering and selling the Debentures and shares of Class A common stock issuable upon conversion of the Debentures. We may also add, update or change in a prospectus supplement any information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under “Incorporation by Reference” and “Where You Can Find More Information” before you make any investment decision.
      The delivery of this prospectus shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information or that there has been no change in the information set forth or incorporated by reference herein or in any attachments hereto or in our affairs or the affairs of any of our subsidiaries or affiliates since the date hereof.
      You should rely only on the information contained or incorporated by reference in this prospectus. Dobson Communications Corporation has not authorized anyone to provide you with information or make any representation about the Debentures or the shares of Class A common stock issuable upon the conversion of the Debentures or Dobson Communications Corporation’s business that differs from or adds to that contained or incorporated by reference in this prospectus and, if given or made, such information or representation may not be relied upon as having been authorized by us.

SUMMARY
      The following summary highlights certain information contained or incorporated by reference in this prospectus. This summary is not intended to be complete and it may not contain all of the information that may be important to you. We urge you to read the following summary together with the more detailed information and financial statements and the related notes that are included or incorporated by reference in this prospectus. We encourage you to read the entire prospectus, including the section entitled “Risk Factors.” In addition, unless the context otherwise requires, all references in this prospectus to “Dobson Communications” refer to Dobson Communications Corporation and not to any of its subsidiaries. All references to “our,” “us” and “we” refer to Dobson Communications Corporation and its subsidiaries as a consolidated entity, unless the context otherwise requires.
Dobson Communications
      We are one of the largest providers of rural and suburban wireless communications services in the United States. We operate primarily in rural and suburban areas that provide sufficient size and scale to realize operational efficiencies while maintaining a strong local market presence. We believe that owning and operating a mix of rural and suburban wireless systems provides strong growth opportunities because we believe these systems currently have lower penetration rates, higher subscriber growth rates and less competition for subscribers than wireless systems located in larger metropolitan areas. In addition, our wireless systems are generally adjacent to major metropolitan statistical areas, or MSAs, that are characterized by a high concentration of expressway corridors and roaming activity.
      At September 30, 2006, our wireless telephone systems covered a total population, or POPs, of 12.1 million in 16 states, and we had approximately 1.6 million subscribers with an aggregate market penetration of 13.2%. We offer digital voice, data and other feature services to our subscribers through our Global System for Mobile Communications, or GSM, General Packet Radio Service, or GPRS, Enhanced Data for GSM Evolution, or EDGE, and Time Division Multiple Access, or TDMA, digital network. For the nine months ended September 30, 2006, we had total consolidated revenue of $936.0 million and net income applicable to common stockholders of $4.3 million, and basic net income applicable to common stockholders per common share of $0.03. At September 30, 2006, we had $2.6 billion of borrowings from notes and credit facilities and stockholders’ equity of $193.0 million.
Competitive Strengths
      We believe our competitive strengths include the following:
      Substantial Size and Scale. We are one of the largest rural and suburban providers of wireless communications services in the United States. We believe our scale has enabled us to negotiate favorable prices and other terms from third-party service providers and equipment vendors.
      Strong Current Market Position. We have achieved significant market share by emphasizing digital technology, customer care and a commitment to the local community. We plan to attract additional subscribers by leveraging our GSM/ GPRS/ EDGE technologies, strategic roaming relationships, local sales channels, diverse service offerings, including national and state-wide rate plans, and enhanced data offerings.
      Attractive Markets. Most of our markets have demonstrated positive demographic growth trends and generally have maintained a high population density relative to other rural and suburban markets, which we believe enables us to deploy and operate our network more efficiently. In addition, our markets have an average of four wireless service providers (including us), while larger metropolitan markets typically have five or more wireless service providers. Our markets generally are located near MSAs that have networks operated by our primary roaming partner, Cingular Wireless. We believe penetration in rural and suburban markets is substantially less than in the major metropolitan markets, providing us with additional growth opportunities. We also benefit from the relatively high density of highway and other traffic corridors in most of our markets, which typically generate high roaming activity. Most of our licenses are 850 MHz licenses, which we believe generally provide the most cost-effective platform for delivering service to the end user in our rural and suburban markets.
      Advanced Digital Technology. We continue to increase the capacity and capabilities of our systems to attract additional subscribers, increase the use of our systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of our network. In 2004, we deployed GSM/ GPRS/ EDGE technology on our network, which enables us to offer enhanced voice and data service plans to our own subscriber base and meet the needs of our roaming partners that utilize GSM/ GPRS/ EDGE technology.
      Established Operating History in Rural and Suburban Markets. We began providing wireless telephone service in 1990 in Oklahoma and the Texas Panhandle and have since expanded our wireless operations to include systems in rural and suburban markets covering a total population of 12.1 million as of September 30, 2006. We have substantial experience as an operator of wireless systems in rural and suburban markets, which we believe will enhance our future performance.
      Proven Acquisition and Integration Capabilities. We have integrated the operations of numerous acquired wireless systems into our existing operations to achieve economies of scale. We have generated efficiencies from the consolidation and centralized control of pricing, customer service, marketing, system design, engineering, purchasing, financial, administrative and billing functions.
Strategy
      The key elements of our strategy are:
      Drive ARPU Growth through GSM/GPRS/EDGE Migration. We have deployed a GSM/ GPRS/ EDGE network in all of our markets and are currently marketing primarily GSM/ GPRS/ EDGE products. Our average monthly revenue per subscriber, or ARPU, for GSM/ GPRS/ EDGE subscribers has been, and we expect it will continue to be, higher than our ARPU for TDMA subscribers as we focus our sales effort on higher ARPU voice plans and enhanced data services. We believe our GSM/ GPRS/ EDGE product offering provides a more attractive value proposition to our subscribers compared to our TDMA products, offering rate plans with larger home-rate areas, lower per-minute pricing, more advanced handsets and more extensive data services. As of September 30, 2006, 85.8% of our subscribers were using our GSM/ GPRS/ EDGE network.
      Locally Focused Management. Our local management teams have day-to-day operating authority with the flexibility to respond to individual market requirements. This enables us to tailor our marketing and customer service functions to the local market population. We distribute our products primarily through retail outlets, a direct sales force, independent dealers and third party resellers, all of which foster a strong community presence for our products and operations.
      Strategic Roaming Relationships. We have developed a strategic relationship with Cingular Wireless, which operates wireless systems in urban and suburban areas near our wireless systems. Our roaming agreement with Cingular Wireless allows our subscribers and the subscribers of Cingular Wireless to roam on each other’s networks at favorable rates. Our roaming agreement with Cingular Wireless designates us as the preferred provider of roaming service in substantially all of our markets where Cingular Wireless and its affiliates do not have a network, and, under certain circumstances, provides that we are the exclusive provider of such services in our markets. We believe our roaming relationships increase our roaming revenue and allow us to offer our subscribers attractive rate plans that include the footprints of Cingular Wireless and our other roaming partners as “home” territories.
      Offer an Advanced Digital Technology. We have deployed GSM/ GPRS/ EDGE technology over our entire network. GSM/ GPRS/ EDGE technology is the digital technology being used by our primary roaming partner, Cingular Wireless, and enables us to provide faster data services and provide our customers with smaller, more functional handsets. We expect that the GSM/ GPRS/ EDGE technology will enhance our service offerings and allow us to increase the retention of our subscriber base. In addition, we will continue to have the ability to provide roaming service for Cingular Wireless as it continues to convert its subscriber base to service plans utilizing GSM/ GPRS/ EDGE technology.

      Targeted Sales Efforts. We seek to attract subscribers who will generate high monthly revenue and low churn rates. We believe that our extensive network of local distribution channels and our focus on customer service promote loyalty from our customers and provide us with a competitive advantage over larger wireless providers. We have tailored our marketing and distribution strategy to rely on local distributors in areas where locating a direct retail store might not be cost-effective.
      Introduce Enhanced Products and Services. We will continue to evaluate deployment of new and enhanced products and services on an ongoing basis to provide our customers with access to the best available wireless technology and to enhance our local service revenue. Some of these new technologies and features include wireless e-mail access and Internet access, including BlackBerry® handheld devices, and Windows mobile devices.
      Superior Customer Service. We support customer service through retail stores, our direct sales force and specialized customer service centers that offer 24-hour services seven days a week, as well as web self-care available through our website at www.dobson.net. The information on our website shall not be deemed to be part of this prospectus.

Corporate Structure
      The following chart summarizes the corporate structure and principal debt obligations and preferred stock of Dobson Communications and its principal subsidiaries:

Dobson Communications Corporation
8.875% senior notes
Senior convertible debentures
Senior floating rate notes
Series F convertible preferred stock
Dobson Operating Co., LLC
DCC PCS, Inc.
American Cellular Corporation
Senior secured credit facility
10% senior notes
9.5% senior subordinated notes
Dobson Cellular Systems, Inc.
Senior secured credit facility
8.375% senior secured notes
9.875% senior secured notes
Subsidiaries
Subsidiaries

      We were incorporated in Oklahoma on February 3, 1997. Our principal executive offices are located at 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Our telephone number is (405) 529-8500.

The Offering
Common Stock

Issuer	Dobson Communications Corporation

Class A common stock issuable upon the conversion of Debentures	15,530,960 shares

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures or the shares of Class A common stock issuable upon conversion of the Debentures.

Trading	Our Class A common stock is listed for trading on the Nasdaq Global Select Market under the symbol “DCEL.”
Debentures

Issuer	Dobson Communications Corporation

Debentures	$160.0 million aggregate principal amount of 1.50% Senior Convertible Debentures due 2025, which we refer to as Debentures.

Maturity Date	October 1, 2025, unless earlier converted, redeemed or repurchased.

Interest Payment Dates	April 1 and October 1 of each year.

Ranking	The Debentures are:

• effectively subordinated to our existing and future secured indebtedness to the extent of the collateral securing that indebtedness, and to the existing and future liabilities of our subsidiaries;

• equal in right of payment to all of our existing and future unsecured senior indebtedness; and

• senior in right of payment to our future subordinated indebtedness.

As of September 30, 2006:

• Dobson Communications’ subsidiaries had approximately $2.6 billion of indebtedness, including $767.2 million of notes due to Dobson Communications which are subordinated to the Debentures; and

• Dobson Communications had $729.7 million of senior indebtedness and is a guarantor of Dobson Cellular’s senior secured indebtedness, which is secured by a pledge of the capital stock of Dobson Operating Co., LLC.

Conversion Rights	The Debentures are convertible at the holders’ option into shares of our Class A common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

• prior to October 1, 2023, on any date during any fiscal quarter beginning after December 31, 2005 (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

• at any time on or after October 1, 2023;

• with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date;

• if we distribute to all holders of our Class A common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

• if we distribute to all holders of our Class A common stock cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution;

• during a specified period if a fundamental change occurs; or

• during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Debentures was less than 98% of the closing sale price of our Class A common stock for each trading day of such five trading-day period multiplied by the then current conversion rate.

The Debentures will be convertible into shares of our Class A common stock at an initial conversion rate of 97.0685 shares of Class A common stock per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, in each case calculated as described under “Description of the Debentures — Conversion Rights — Conversion Procedures — Settlement Upon Conversion.”

At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to all of the principal amount of the Debentures to be converted in cash, with any remaining amount to be satisfied in shares of our Class A common stock or cash. See “Description of the Debentures — Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Debentures — Conversion Rights.”

Adjustment to conversion rate upon a non-stock change of control	Prior to October 1, 2010, if and only to the extent holders elect to convert the Debentures in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Debentures — Repurchase at Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our Class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our Class A common stock in such non-stock change of control.

If holders of our Class A common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our Class A common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Conversion after a public acquirer change of control	In the case of a non-stock change of control constituting a public acquirer change of control (as defined in this prospectus), we may, in lieu of issuing additional shares upon conversion as described in “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” elect to adjust the conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

• the numerator of which will be:

• in the case of a share exchange, consolidation, merger or binding share exchange pursuant to which our Class A common stock is converted into cash, securities or other property, the average value of all cash and any other consideration as determined by our board of directors paid or payable per share of Class A common stock, or

• in the case of any other public acquirer change of control, the average of the last reported sale prices of our Class A common stock for the five consecutive trading days prior to but exclud-

ing the effective date of such public acquirer change of control, and

• the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Optional Redemption by Dobson	At any time on or after October 1, 2010, we may redeem all or a part of the Debentures for cash at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date.

Optional Repurchase Right of Holders	You may require us to repurchase all or a portion of your Debentures on October 1, 2010, October 1, 2015 and October 1, 2020 at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Debentures at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date. See “Description of the Debentures — Repurchase at Option of the Holder — Fundamental Change Put.”

Events of Default	If an event of default on the Debentures occurs, the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Dobson or certain of its subsidiaries.

Registration Rights; Additional Interest	We and the holders of the Debentures entered into a registration rights agreement pursuant to which we agreed to register for resale under the Securities Act the Debentures and shares of Class A common stock issuable upon conversion of the Debentures so that holders of the Debentures may freely transfer their Debentures (and shares upon conversion) from time to time. Under the registration rights agreement, we agreed, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement, which this prospectus forms a part, effective until the earliest of:

• the date when the holders of transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

• the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are registered under the shelf registration statement of which this prospectus forms a part and sold pursuant thereto; or

• the date when all transfer restricted Debentures and shares of Class A common stock issued upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

To sell your Debentures or any shares of Class A common stock issued upon conversion pursuant to the shelf registration statement, of which this prospectus forms a part, you must, among other things, be named as a selling securityholder in the prospectus. To be so named, you must complete and deliver an election and questionnaire in the form provided by us.

We will be required to pay the holders of the Debentures additional interest on the Debentures if the shelf registration statement, of which this prospectus forms a part, ceases to be effective or fails to be usable in certain circumstances. See “Description of the Debentures — Registration Rights.”

Absence of a Public Market for the Debentures	The Debentures were originally issued in private offerings in September and October of 2005 in an aggregate principal amount of $160.0 million and there is no public market for the Debentures. We cannot assure you that any active or liquid market will develop for the Debentures. See “Plan of Distribution.”

Trading	We do not intend to list the Debentures on any national securities exchange or automated quotation system. The Debentures originally issued in the private offerings are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. However, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market.

Use of Proceeds	We will not receive any of the proceeds from any sale by any selling securityholder of the Debentures or the shares of Class A common stock issuable upon conversion of the Debentures that are covered by this prospectus.

Risk Factors
      Prior to deciding whether to invest in the Debentures or the underlying shares of Class A common stock, you should carefully consider all of the information contained in this prospectus, including the information set forth under the heading “Risk Factors.”

RISK FACTORS

      You should carefully consider the risks and uncertainties described throughout this prospectus, including those described below, before you decide whether to purchase any Debentures and the Class A common stock issuable upon the conversion of the Debentures.
Risks Related to the Debentures and Class A Common Stock

Our substantial indebtedness and preferred stock could adversely affect our financial health and prevent us from fulfilling our obligations under the Debentures.
      At September 30, 2006, we had approximately $2.6 billion of indebtedness, including the Debentures, outstanding and $135.7 million aggregate liquidation preference of preferred stock outstanding on a consolidated basis. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Debentures;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
      We may be able to incur substantial additional indebtedness in the future, some or all of which may be secured. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, make payments on our preferred stock and fund our working capital, capital expenditures and research and development efforts, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, including the Debentures, and preferred stock and to fund working capital, planned capital expenditures, including for network optimization and spectrum procurement, and research and development efforts will depend on our ability and the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow from operations or future borrowings will be available to us in an amount sufficient to enable us to make required payments on our indebtedness, including the Debentures, or to fund our other liquidity needs. If we do not generate sufficient funds to service our indebtedness and fund our other liquidity needs, we may not be able to fund our capital expenditures, which could affect the quality of our network and lead to increased customer turnover, or churn, and adversely affect our roaming relationships. It might also reduce the amount we spend on marketing and subscriber acquisition, which could affect our ability to add new subscribers.
      We may need to refinance all or a portion of our indebtedness, including the Debentures, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all, which could cause us to default on our debt obligations and impair our liquidity. All of our outstanding indebtedness and preferred stock matures or becomes mandatorily redeemable before the Debentures mature. In addition, Dobson Cellular may borrow up to $75.0 million under its senior secured credit facility, and American Cellular may borrow up to $250.0 million under its senior secured credit facility, subject to the terms of those facilities, which mature prior to the maturity date of the Debentures.

The restrictive covenants in our debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our debt instruments even though we may be able to meet our debt service obligations.
      The instruments governing our debt instruments impose significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, engage in sale and leaseback transactions, create liens and engage in certain types of mergers or acquisitions. Our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all of our debt to become immediately due and payable.
      We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. In addition, a substantial portion of our indebtedness is secured by liens on our assets, which may further limit our flexibility in obtaining secured or unsecured financing in the future.

Your right to receive payments on the Debentures will be effectively subordinated to the rights of any of our existing and future secured creditors.
      The lenders under our existing and future secured indebtedness, including Dobson Cellular’s senior secured credit facility and senior secured notes and American Cellular’s senior secured credit facility, will have claims that are prior to your claims as holders of the Debentures to the extent of the value of the assets securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the Debentures will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Debentures, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in any remaining assets. If any of the foregoing events occurs, we cannot assure you that there will be sufficient assets to pay some or all of the amounts due on the Debentures. As a result, holders of Debentures may receive less, ratably, than holders of secured indebtedness, if anything. As of September 30, 2006, we had approximately $952.3 million of secured indebtedness outstanding.

Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the Debentures will be effectively subordinated to our subsidiaries’ obligations.
      The Debentures will be obligations exclusively of Dobson Communications. Our cash flow and our ability to service our debt, including the Debentures, depends on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by our subsidiaries.
      Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due on the Debentures or to provide us with funds for our payment obligations, whether by dividend, distribution, loan or other payments. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory restrictions and is subject to contractual restrictions, including under Dobson Cellular’s senior secured credit facility and the indentures governing Dobson Cellular’s senior secured notes and American Cellular’s senior secured credit facility and American Cellular’s 10% senior notes due 2011. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and their business considerations.
      Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if Dobson Communications were a creditor of one or more of our subsidiaries, our rights as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any debt of our subsidiaries senior to that held by us. As a result, the Debentures will be effectively subordinated to all liabilities, including trade payables, of our current and future subsidiaries. The covenants in Dobson Cellular’s senior secured credit facility and the indentures governing Dobson Cellular’s senior secured notes and American Cellular’s senior secured credit facility and American Cellular’s 10% senior notes will also restrict the operations of some of our subsidiaries, including in some cases the ability of our subsidiaries to make distributions to us. Because we depend on the cash flow of our subsidiaries to meet our own obligations, including with respect to the Debentures, these types of restrictions could impair our ability to make scheduled interest payments on the Debentures and to pay the principal at maturity. As of September 30, 2006, the Debentures were effectively subordinated to $1.9 billion of liabilities of our subsidiaries.

There are no restrictive covenants in the indenture for the Debentures relating to our ability to incur future indebtedness or complete other transactions.
      The indenture governing the Debentures does not contain any restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that limit our ability to pay dividends, incur debt, conduct transactions with affiliates, incur liens or issue or repurchase our securities or securities of any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness and indebtedness at the subsidiary level to which the Debentures would be structurally subordinated. As such, you may not be protected in the event of a highly leveraged transaction or a similar transaction. The requirement that we offer to repurchase the Debentures upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a Debenture is converted in connection with such a transaction as set forth under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”
      Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the Debentures and Class A common stock but would not constitute a fundamental change under the Debentures.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Debentures.
      Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the Debentures. However, the fundamental change provisions will not afford protection to holders of the Debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the Debentures. In the event of any such transaction, the holders would not have the right to require us to repurchase the Debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Debentures.

Provisions of the Debentures could discourage an acquisition of us by a third party.
      Certain provisions of the Debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Debentures will have the right, at their option, to require us to repurchase all of their Debentures or any portion of the principal amount of such Debentures in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your Debentures as a result of such fundamental change.
      If certain types of fundamental changes occur on or prior to the date when the Debentures may be redeemed, we may adjust the conversion rate of the Debentures to increase the number of shares issuable upon conversion. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our Class A common stock in the fundamental change as described under “Description of the Debentures — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your Debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the fundamental change is less than $8.08 or more than $25.00 (subject to adjustment), there will be no such adjustment.

There is currently no public market for the Debentures, and an active trading market may not develop for the Debentures. The failure of a market to develop for the Debentures could adversely affect the liquidity and value of your Debentures.
      We originally sold the Debentures to a limited number of investors in private offerings in reliance on an exemption from registration under United States federal and applicable states securities laws, and the Debentures have been registered for resale by the selling securityholders. There is no public market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. Although the Debentures originally issued in the private offerings are eligible for trading in The PORTAL Market, the Debentures sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market. Despite our registering the Debentures for resale under the Securities Act, a market may not develop for the Debentures, and there can be no assurance as to the liquidity of any market that may develop for the Debentures. If an active, liquid market does not develop for the Debentures, the market price and liquidity of the Debentures may be adversely affected. If any of the Debentures are traded, they may trade at a discount from their initial offering price.
      The liquidity of the trading market, if any, and future trading prices of the Debentures will depend on many factors, including, among other things, the market price of our Class A common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Debentures will be subject to disruptions which may have a negative effect on the holders of the Debentures, regardless of our operating results, financial performance or prospects.

We may not have the ability to purchase Debentures when required under the terms of the Debentures.
      Holders of Debentures may require us to purchase for cash all or a portion of their Debentures upon the occurrence of certain specific kinds of fundamental changes and on October 1, 2010, October 1, 2015 and

October 1, 2020. As a result, upon a change of control or if we are otherwise required to purchase Debentures at the option of the holders, it is possible that our existing or future debt agreements may prohibit such a repurchase or we may not have sufficient funds at that time to make the required purchase of Debentures, which in turn would constitute an event of default under our other debt agreements.
      We are a holding company and our cash flow depends on distributions to us from our subsidiaries, which may be restricted. Accordingly, our ability to purchase the Debentures at the option of the holder will depend in part on the ability of our subsidiaries to make distributions to us.
      In addition, the terms of any future indebtedness we incur may also restrict our ability to purchase Debentures upon a change of control or if we are otherwise required to purchase Debentures at the option of the holders. If such indebtedness contained such a restriction, we would have to seek the consent of the lenders or repay those borrowings. If we were unable to obtain the necessary consent or unable to repay those borrowings, we would be unable to purchase the Debentures and, as a result, would be in default under the Debentures.

The price of our Class A common stock, and therefore of the Debentures, may fluctuate significantly, and this may make it difficult for you to resell the Debentures or Class A common stock issuable upon conversion of the Debentures when you want or at prices you find attractive.
      The price of our Class A common stock on the Nasdaq Global Select Market has fluctuated significantly in the past and we expect that it will continue to fluctuate in the future. In addition, because the Debentures are convertible into our Class A common stock, volatility or depressed prices for our Class A common stock could have a similar effect on the trading price of the Debentures.
      Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results, including as a result of variations in our roaming revenues;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations or implementations of new technologies or products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy and the financial markets; and

•	departures of key personnel.
      In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

If you hold Debentures, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.
      If you hold Debentures, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of our Class A common stock to you upon conversion of your Debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of Debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock or other classes of capital stock.

Future sales of our Class A common stock in the public market or the issuance of securities senior to our Class A common stock could adversely affect the trading price of our Class A common stock and the value of the Debentures and our ability to raise funds in new stock offerings.
      Future sales of substantial amounts of our Class A common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our Class A common stock and the value of the Debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of Class A common stock or the availability of shares of Class A common stock for future sale, will have on the trading price of our Class A common stock or the value of the Debentures.

The trading price of our Class A common stock may be volatile and securities class actions resulting from such volatility may have a material impact on the financial condition and operating results of our business.
      The trading price of our Class A common stock has in the recent past and may in the future fluctuate substantially as a result of periodic variations in the actual or anticipated financial results of our businesses or of other companies in the telecommunications industry. In addition, the stock market has experienced price and volume fluctuations due to a number of factors that have affected the trading price of many telecommunications company stocks. These fluctuations have sometimes been unrelated or disproportionate to the operating performance of these companies. Fluctuations such as these have affected and are likely to continue to affect the trading price of our Class A common stock. Securities class actions have often been instituted against companies following periods of volatility and decline in the trading prices of such companies’ securities.

The trading price of our Class A common stock may decline due to future issuances of shares.
      As of December 31, 2006, there were 151,556,978 shares of our Class A common stock outstanding. In addition, there were:

•	19,418,021 shares of our Class B common stock outstanding, which are convertible into shares of our Class A common stock on a one-for-one basis;

•	options to purchase 11,377,021 shares of Class A common stock (or shares convertible into Class A common stock) outstanding;

•	10,836,530 shares of Class A common stock reserved for issuance for future awards under our equity compensation plans;

•	15,508,044 shares of Class A common stock reserved for issuance upon conversion of outstanding shares of Series F convertible preferred stock. The conversion ratio of the Series F preferred stock is subject to adjustment if we issue shares of our Class A common stock at less than 95% of market value, which would increase the number of shares of Class A common stock issuable upon conversion of the Series F preferred stock; and

•	15,530,960 shares of Class A common stock reserved for issuance upon conversion of the Debentures.
      The issuance or expected issuance, including upon conversion of the Debentures, of a large number of shares of our Class A common stock or sales or expected sales of a large number of our shares of Class A common stock, including sales by the selling securityholders, could negatively affect the trading price of our Class A common stock.

The issuance of the Debentures could result in earnings per share dilution.
      Upon conversion of the Debentures, we may choose to deliver either our Class A common stock, cash or a combination of cash and our Class A common stock. At any time prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the Debentures in cash upon conversion, with the remaining amount to be satisfied in shares of our Class A common stock, as described under “Description of Debentures — Conversion Rights — Our Right to Irrevocably Elect Cash Payment Upon Conversion.” Unless and until we make such an irrevocable election, the Debentures will be accounted for pursuant to the “if converted method” under SFAS No. 128. Pursuant to this method, the maximum number of shares of our Class A common stock then issuable upon conversion of the Debentures could be included in our diluted earnings per share calculation upon issuance of the Debentures if the inclusion of shares would result in earnings per share dilution. This may result in earnings per share dilution subsequent to the issuance of the Debentures.

Upon conversion of the Debentures, we may pay cash in lieu of issuing shares of our Class A common stock or a combination of cash and shares of our Class A common stock. Therefore, holders of the Debentures may receive no shares of our Class A common stock or fewer shares than the number into which their Debentures are convertible.
      We have the right to satisfy our conversion obligation to holders by issuing shares of Class A common stock into which the Debentures are convertible, the cash value of the Class A common stock into which the Debentures are convertible, or a combination thereof. In addition, we have the right to irrevocably elect to satisfy our conversion obligation in cash with respect to the principal amount of the Debentures to be converted after the date of such election. Accordingly, upon conversion of a Debenture, holders may not receive any shares of our Class A common stock, or they might receive fewer shares of Class A common stock relative to the conversion value of the Debentures. Further, our liquidity may be reduced to the extent that we choose to deliver cash rather than shares of Class A common stock upon conversion of the Debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period (as defined under “Description of the Debentures — Conversion Rights — Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the Debentures may not be adjusted for all dilutive events that may adversely affect the trading price of the Debentures or the Class A common stock issuable upon conversion of the Debentures.
      The conversion rate of the Debentures is subject to adjustment upon certain events, including the issuance of stock dividends on our Class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the Debentures or the Class A common stock issuable upon conversion of the Debentures.

Our certificate of incorporation, bylaws and the Oklahoma General Corporation Act contain provisions that could discourage an acquisition or change of control of us.
      The Oklahoma Business Combination Statute, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of us, to acquire us or to replace incumbent directors. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

If we pay a cash dividend on our Class A common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.
      If we pay a cash dividend on our Class A common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a Non-United States Holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations.”

The United States federal income tax treatment of the conversion of the Debentures into a combination of our common stock and cash is uncertain.
      Upon conversion of your Debentures, we may deliver to you shares of our Class A common stock, cash, or a combination of cash and shares of Class A common stock. We intend to take the position that your receipt of a combination of cash and shares of Class A common stock upon conversion of your Debentures will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain. If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from the sale of a portion of the Debentures. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of Debentures into a combination of cash and common stock. See “Certain United States Federal Income Tax Considerations.”

The conditional conversion feature of the Debentures could result in your receiving less than the value of the Class A common stock into which a Debenture is convertible.
      The Debentures are convertible into shares of our Class A common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Debentures, and you may not be able to receive the value of the Class A common stock into which the Debentures would otherwise be convertible.
Risks Related to Our Business and Industry

We have a history of net losses and a history of being highly leveraged. We may incur additional losses in the future and our operating results have and could continue to fluctuate significantly on a quarterly and annual basis. Also, we may need to obtain further financing or refinance current debt, which may or may not be available to us on acceptable terms.
      We sustained losses from continuing operations of $121.6 million for the year ended December 31, 2005, $52.1 million for the year ended December 31, 2004 and $50.7 million for the year ended December 31, 2003. We may incur additional losses during the next several years while we continue to expend funds to develop our wireless systems and grow our subscriber base.
      In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside of our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless systems, and fluctuations in the demand for our services. We cannot assure you that we will achieve or sustain profitability.

We depend on roaming revenue for a substantial portion of our total revenue. If our long-term roaming agreements are terminated or the terms of such arrangements become less favorable to us, or the amount of roaming traffic under these agreements decrease materially, our business could be harmed.
      Our roaming revenue accounted for approximately 23% of our operating revenue for the nine months ended September 30, 2006, 22% of our operating revenue for the year ended December 31, 2005, 20% of our operating revenue for the year ended December 31, 2004 and 27% of our operating revenue for the year ended

December 31, 2003. Cingular Wireless accounted for the vast majority of our roaming minutes-of-use and roaming revenue for these periods. On August 12, 2005, we entered into a new roaming agreement with Cingular Wireless. At times, we have experienced, and may in the future experience, declines in our roaming traffic as a result of our roaming partners limiting the ability of their subscribers to roam on our network, particularly in areas where they also provide wireless services. The loss of this roaming traffic could adversely affect our results. With the exception of certain provisions of our operating agreements with Cingular Wireless, generally our roaming agreements do not prohibit our roaming partners from competing directly with us in our markets. Cingular Wireless’ GSM network covers approximately 38% of our covered POPs.
      Cingular Wireless may terminate our preferred roaming provider status if we fail to maintain certain technical and quality standards or if we experience a change in control (as defined in our roaming agreement). Our roaming agreement with Cingular Wireless is scheduled to expire on August 12, 2009 and the noncompetition provisions are scheduled to expire June 30, 2008. Cingular Wireless may terminate the noncompetition provisions of our operating agreements if we (a) fail to timely complete our build-out of our GSM network, (b) fail to meet certain technical and quality standards or (c) otherwise breach our agreements with it. To the extent Cingular Wireless terminates our preferred roaming status, enters into preferred roaming agreements with our competitors or competes against us in our markets, it may materially adversely affect our roaming revenue.
      Our roaming partners may terminate their agreements with us if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use. Moreover, we cannot assure you that any of our roaming agreements will not be terminated or renegotiated on terms that are less favorable to us. In addition, these agreements provide for scheduled declining roaming rates over the next several years.
      In addition, the loss of subscribers by Cingular Wireless could adversely affect our revenue because their loss of customers means that there may be fewer subscribers to roam on our networks.

We may experience a high rate of customer turnover, which would adversely affect our financial performance.
      Due to significant competition in the industry and general economic conditions, among other things, an increase in our churn rate may occur and our future rate of customer turnover may be higher than our historical rate or projections. A high rate of customer turnover adversely affects our competitive position, liquidity, results of operations and costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize a significant portion of the costs of initial purchases of handsets by new customers. Factors that may contribute to higher churn include inability or unwillingness of customers to pay resulting in involuntary deactivations, customer mix and credit class, and, in particular, sub-prime credit class customers, customer credit terms, deposit requirements for sub-prime customers, number of customers receiving services under contracts with terms of a year or greater, attractiveness of competitors’ products, services and pricing, network coverage and performance relative to competitors, customer service, and other competitive factors, including the implementation by the Federal Communications Commission, or FCC, of wireless local number portability, or WLNP.
      WLNP allows customers to keep their wireless phone number when switching to a different service provider. We implemented WLNP in all of our markets by the FCC deadline date of May 2004, but portability problems resulting from other carriers’ actions may nevertheless adversely affect us and/or our customers or prospective customers. Our customer churn increased during 2004 and 2005, which we believe is due in part to the impact of WLNP. WLNP may adversely affect our churn rate in the future and may also increase price competition. We may be required to grant promotional credits, subsidize product upgrades, and/or reduce pricing to match competitors’ initiatives and to retain customers, which could adversely impact our operating results.

The wireless industry is experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.
      The wireless telecommunications industry is experiencing significant technological change, as evidenced by the ongoing improvements in the capacity and quality of digital technology, the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. We may lose customers if we fail to keep up with these changes.

We depend on roaming partners to provide service for our subscribers who travel outside of our coverage areas.
      We rely on agreements with other wireless communications service providers to provide roaming capabilities to our customers in the areas of the United States that our network does not serve. We may not be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we provide, the prices of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that are available within our network.

ETC revenues are growing considerably as we gain ETC status in more states, however, if changes were made to the federal Universal Service Fund that reduced our monthly ETC revenues, it could have an adverse effect on our financial results.
      We have applied for and been granted federal Eligible Telecommunications Carrier, or ETC, designation in certain states in which we provide wireless service to qualifying high cost areas. Success in obtaining and maintaining ETC status has and may continue to make available to us an additional source of revenue that would be used to provide, maintain and improve the service we provide in those high-cost areas. However, if changes were made to the federal Universal Service Fund that reduced our monthly ETC revenues, it could have an adverse effect on our revenues and thus, our financial results.

We face intense competition from other wireless providers.
      The wireless telecommunications industry is highly competitive. The viability of our business will depend upon, among other things, our ability to compete with other providers of wireless telecommunications services, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Some of the providers with which we compete have significant infrastructure in place and have been operational for many years with substantial existing subscriber bases and may have greater capital resources than we do.
      As the FCC continues to allocate spectrum to new entrants, we will face new competitors for both mobile and fixed telecommunications services. We will also compete with resellers of wireless communications services in each of our markets. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends. With many of our competitors targeting the same customers, we may not be able to attract and retain customers and grow our customer base.
      In addition, market prices for wireless services have declined over the last several years and may continue to decline in the future due to increased competition. While we try to maintain or grow our ARPU, we cannot assure you that we will be able to do so. We expect significant competition among wireless providers to continue to drive service and equipment prices lower. This may lead to increasing movement of customers between competitors. If market prices continue to decline it could adversely affect our revenue, which would have a material adverse effect on our financial condition and results of operations. The wireless industry is also experiencing significant technological change. Cable companies and other competitive carriers are providing telecommunications services to the home, and of these, some carriers are providing local and long distance voice services using Voice over Internet Protocol, or VoIP. In particular circumstances, these carriers may be able to avoid payment of access charges to local exchange carriers for the use of their networks on long distance calls. Cost savings for these carriers could result in increased competition for telecommunications services for both the wireless and wireline industry. As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

We may continue to experience network capacity constraints related to our implementation of GSM/ GPRS/ EDGE technology.
      Our current networks primarily utilize two distinct digital voice technologies — GSM/ GPRS/ EDGE and TDMA. GSM/ GPRS/ EDGE has become the predominant global standard. Beginning in 2004 and continuing in 2005, we deployed GSM/ GPRS/ EDGE technology in all of our networks. However, we have experienced and may continue to experience general periodic technical difficulties and network coverage issues as we further upgrade and enhance our GSM/ GPRS/ EDGE technology, which may adversely affect the reliability of our network and the quality of our service. In addition, we have expended, and may need to continue to expend additional capital to address these reliability issues, which may include costs associated with engineering, additional equipment and the need for additional spectrum in certain markets. These costs may be significant. To the extent we are required to spend significant amounts on our network, we will have less money available for marketing and subscriber acquisition activities, which would affect the number of new subscribers.
      As usage by our roaming partners’ GSM/ GPRS/ EDGE or TDMA customers increases, we must allocate spectrum and capacity based on anticipated customer usage of the existing and new technologies. If we do not allocate spectrum and capacity appropriately, our service quality could suffer, and our customer satisfaction and retention could decrease, which could have an adverse effect on our results of operations. In certain markets, we may need additional spectrum. We cannot assure you that additional spectrum will be available on acceptable terms or that we will have sufficient sources of financing.

Our choice for the next generation of technology, EDGE, is a new technology and could quickly become obsolete and/or not commercially accepted, which could result in a delay in offering new services.
      New high-speed wireless services are now being offered by wireless carriers in the United States. These services combine the attributes of faster speed, greater data capability, better portability and greater functionality than services provided over existing second-generation networks. We have chosen the EDGE technology to enhance the performance of our network to accommodate these new services. Cingular Wireless also has chosen EDGE, but we believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovation. Other technologies could emerge as preferred data networks for some services and, if those technologies are widely accepted, we may miss the opportunity to offer those services because of our technology choice. There is a risk that EDGE could be inadequate or become obsolete. In addition, EDGE could receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

System failures could result in reduced user traffic and reduced revenue and could harm our reputation.
      Our technical infrastructure (including our network infrastructure for mobile telecommunications services and our internal network infrastructure supporting functions such as billing and customer care) is vulnerable to damage or interruption from information and telecommunication technology failures, power loss, floods, windstorms, fires, earthquakes, terrorism, intentional wrongdoing and similar events. Unanticipated problems at our facilities, system failures, hardware or software failures, computer viruses or hacker attacks could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic, higher churn, reduced revenues, and increased costs, and could harm our reputation and have a material adverse effect on our business.

We have committed a substantial amount of capital to and will need to continue to provide substantial amounts of capital to continuously upgrade and enhance our wireless voice networks to offer advanced data services, but there can be no assurance that widespread demand for these services will develop.
      While demand for our advanced data services is growing, it is currently a small portion of our revenues. Continued growth in wireless data services is dependent on increased development and availability of popular applications and improved availability of handsets and other wireless devices with features, functionality and pricing desired by customers. If our choice for next generation technology, EDGE, does not have ample applications and devices developed for its use or does not become commercially acceptable, our revenues and competitive position would be materially and adversely affected. We cannot give assurance that there will be significant demand for advanced wireless data services or that data revenues will constitute a significant portion of our total revenues in the near future, nor can we provide assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment.

We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we may not be able to obtain sufficient quantities of the products and services we require to operate our businesses successfully.
      We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis or favor our competition over us, our subscriber growth and operating results of our operating companies could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result, we have become reliant upon a limited number of network equipment manufacturers, including Nortel and Ericsson. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms on a timely basis or at all.

Our operations are subject to governmental regulation that could have an adverse effect on our business.
      The telecommunications industry is subject to federal, state and other regulations that are continually evolving. The FCC and state regulatory agencies continue to issue rules implementing the requirements of the Telecommunications Act of 1996, or the 1996 Act, as well as in furtherance of other regulatory objectives. We are subject to siting regulations which could materially affect our ability to build new cell sites and expand our coverage.
      As new telecommunications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. In addition, the failure by us to comply with applicable governmental regulations could result in the loss of our licenses or the assessment of penalties or fines or otherwise have a material adverse effect on our results of operations. Further, federal or state governments could make regulations or take other actions that might have a material adverse effect on our business. The changes could materially and adversely affect our business prospects and operating results.
      In addition, all telecommunications service providers are obligated to contribute to the federal Universal Service Fund in accordance with a formula presently based upon a percentage of interstate revenue. The contribution formula may change in ways that would materially adversely affect us. Universal Service Funds are used, among other things, to provide local telephone service to individuals or families qualifying for federal assistance or households in remote areas. Many states, including those we operate in, are implementing local universal service programs that would require carriers to contribute additional funds.

We are subject to environmental regulation and environmental compliance expenditures and liabilities.
      Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property underlying our tower sites. Compliance with these laws and regulations is a factor in our business. We have incurred and expect to continue to incur expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Based on the environmental site assessments conducted for owned or leased sites, we are not aware of any existing conditions that are likely to result in material costs or liabilities to us. However, there can be no assurance that such conditions do not exist or that all potential instances of soil or groundwater contamination have been identified, even where site assessments have been conducted. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

The loss of any of our licenses could adversely affect our ability to provide wireless service.
      In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Failure to renew a license will result in the loss of a licensee’s right to use the frequencies covered by the expired license. Licensees may renew their licenses for additional ten year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. Although to date the FCC has renewed each of our licenses for which a renewal application was required for a new ten-year term, the FCC may deny our license renewal applications for cause after appropriate notice and hearing. Denial of any renewal application could adversely affect our ability to continue to provide service in that license area.

We may not be able to obtain additional spectrum, which may adversely affect our ability to implement our business plan.
      We also may be required to obtain additional spectrum in our service areas to facilitate upgrades of our existing networks. We may seek to acquire additional spectrum, including through participation as a bidder, or member of a bidding group, in auctions administered by the FCC. We may not be able to acquire any additional spectrum or the additional capital necessary for such acquisition may not be available to us on acceptable terms or at all. If sufficient additional capital is not available to us for any such spectrum acquisition, the amount of funding available to us for our existing business would be reduced. In some of our service areas, additional spectrum may not be available on commercially reasonable terms or at all. The acquisition of additional spectrum also requires approval by the FCC. Failure to obtain additional spectrum may cause delays in our upgrades or result in other network issues, which could have a negative impact on our roaming arrangements.

We depend in large part on the efforts of our key personnel. The loss of our key personnel in a competitive employment environment could affect our growth and future success.
      Our future success depends in large part on the continued employment of our key employees. There is intense competition for qualified personnel in our industry, and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel successfully implementing our business plan. If we lose any of our key employees, our business could be adversely affected.

We may not be able to successfully integrate acquired or exchanged properties, which could have an adverse effect on our financial results.
      We seek to improve our networks and service areas through selective acquisitions of other providers’ properties and other assets, and we may exchange our properties or assets for those properties and assets. We will be required to integrate into our operations any properties we acquire, which may have network technologies, billing systems, customer care systems, and other operational characteristics that differ significantly from those of our networks. If we are unsuccessful in integrating such acquisitions or exchanges, our results of operations may be harmed.

Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our wireless handsets. In addition, the costs relating to compliance with safety requirements, requirements to provide access to persons with disabilities, and potential litigation could have a material adverse effect on our business, financial condition and results of operations.
      Media reports have suggested and lawsuits have been filed against wireless service providers, including us, and equipment manufacturers alleging that radio frequency emissions from wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers. To the extent we are named in any such litigation, we will be forced to defend ourselves. If we do not prevail in such litigation, or are forced to pay damages, we could experience a material adverse effect on our business, financial condition or results of operations. Due to our size, we are unable to influence the design and manufacturing of wireless equipment. Concerns over radio frequency emissions may discourage the use of wireless communications devices, which could adversely affect our business. In addition, the FCC requires that certain transmitters, including mobile and portable transmitting devices used in wireless handsets, meet specific radio frequency exposure standards. The FCC also requires that providers of telecommunications services ensure that the services are accessible to and usable by individuals with disabilities, if readily achievable. Compliance with any new restrictions could materially increase our costs. Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further government regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

We are controlled by Dobson CC Limited Partnership through its ownership of our Class B common stock.
      As of September 30, 2006, Dobson CC Limited Partnership, or DCCLP, owned shares of our common stock representing approximately 56.6% of the total voting power of our outstanding common stock. Under the federal securities laws, we are deemed to be controlled by Everett R. Dobson and Stephen T. Dobson. DCCLP will be able to control the election of a majority of the members of our board of directors and the vote on substantially all other matters, including significant corporate transactions such as the approval of a merger or other transactions involving a sale of us. The interests of DCCLP may conflict with the interests of our other security holders. DCCLP may take action it believes will benefit its equity investment in us even though such actions might not be in your best interests as a holder of our Debentures or Class A common stock.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties. You should not place undue reliance on these statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “anticipates,” “expects,” “plans,” “intends” and similar expressions. We base these statements on certain assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected further developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial condition or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include those described under “Risk Factors,” including the following:

•	our substantial leverage and debt service requirements;

•	pricing, market strategies, growth, consolidation and other activities of competitors;

•	the effect of economic conditions in our markets;

•	the regulatory environment in which we operate; and

•	terms in our roaming agreements.
      All future written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. We do not intend to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events, except as required by law.
      You should read carefully the factors described in the “Risk Factors” section of this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.
USE OF PROCEEDS
      We will not receive any of the proceeds from any sale by any selling securityholder of the Debentures or the shares of Class A common stock issuable upon conversion of the Debentures that are covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES
      The following sets forth our ratio of earnings to fixed charges for the periods indicated. We define earnings as net (loss) income before discontinued operations, extraordinary items, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense under operating leases representative of interest. This summary is qualified by the more detailed information and historical consolidated financial statements, including the notes to those consolidated financial statements, incorporated by reference in this prospectus.

Nine Months	Year Ended December 31,
Ended September
30, 2006	2005		2004		2003		2002	2001

—(1)	—	(1)	—	(1)	—	(1)	1.2x	—	(1)

(1)	For the nine months ended September 30, 2006 and the years ended December 31, 2005, 2004, 2003 and 2001, our earnings were insufficient to cover our fixed charges by $6.1 million, $147.2 million, $48.4 million, $49.9 million and $96.9 million, respectively.
MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
      Our Class A common stock is traded on the Nasdaq Global Select Market under the ticker symbol “DCEL.” Each share of our Class A common stock is entitled to one vote per share.
      There is no established public trading market for our preferred stock or our Class B common stock, Class C common stock or Class D common stock, and no shares of our Class C common stock or Class D common stock are outstanding.
      Each share of Class F preferred stock is convertible, at the option of the holder, into approximately 20.4 shares of Class A common stock, subject to adjustment in the event of stock splits, stock dividends and similar transactions. Class B common stock is convertible into one share of our Class A common stock and is entitled to ten votes per share. Each share of our Class C common stock and Class D common stock, if issued, will be convertible into 111.44 shares of our Class A common stock and will not be entitled to vote. The Debentures are convertible, at the option of the holder and in accordance with the terms described herein, into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the Debentures (equivalent to an initial conversion price of approximately $10.30 per share), subject to adjustment in the event of stock splits, stock dividends, reorganizations and similar events as described in this prospectus.
      The following table sets forth the range of high and low closing prices for our Class A common stock during the calendar quarters indicated as reported by The Nasdaq Stock Market:

2005	High	Low

First Quarter	$2.47	$1.56
Second Quarter	4.68	1.84
Third Quarter	8.08	4.22
Fourth Quarter	8.12	5.70
2006
First Quarter	$8.07	$6.33
Second Quarter	9.50	7.08
Third Quarter	7.84	6.14
Fourth Quarter	9.11	6.65
2007
First Quarter (through January 24, 2007)	$9.62	$8.16

      As of December 31, 2006, there were 220 holders of record of our Class A common stock and one holder of record of our Class B common stock. The closing price of our Class A common stock on January 24, 2007 was $9.62 per share.
      Since 1997, we have not paid cash dividends on any shares of our common stock. We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on our common stock for the foreseeable future. In addition, covenants contained in the instruments governing our indebtedness limit our ability to pay cash dividends on our common stock.

SELLING SECURITY HOLDERS
      We originally issued the Debentures in private offerings on September 13, 2005 and October 13, 2005. The Debentures were resold by the initial purchasers of the Debentures in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the Debentures and the underlying Class A common stock pursuant to this prospectus.
      We have prepared the table below based on information given to us by those selling securityholders who have supplied us with this information and we have not sought to verify this information. We will update this table if we receive more information from holders of the Debentures that have not yet provided us with their information. We will supplement this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.
      Because the selling securityholders may offer all or some portion of the Debentures and shares of Class A common stock into which the Debentures are convertible listed below, we have assumed for purposes of this table that the selling securityholders will sell all of the shares of Class A common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of Debentures or shares of Class A common stock that will be held by the selling securityholders following the consummation of any such sales.
      The number of shares of Class A common stock issuable upon conversion of the Debentures shown in the table below assumes conversion of the full amount of Debentures held by each selling securityholder. The percentage of Debentures outstanding beneficially owned by each selling securityholder is based on $160,000,000 aggregate principal amount of Debentures outstanding.
      The number of shares of Class A common stock that may be offered is based on an initial conversion rate of 97.0685 shares of our Class A common stock per $1,000 principal amount of Debentures. The conversion rate and, therefore, the number of shares of Class A common stock issuable upon conversion of the Debentures is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A common stock into which the Debentures are convertible may increase or decrease.
      The following table sets forth the principal amount of Debentures and the number of underlying Class A common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

	Principal Amount of			Number of Shares
	Debentures	Percentage of		of Class A	Percentage of
Name of Selling	Beneficially Owned	Debentures		Common That	Class A Common
Securityholder	That May Be Sold	Outstanding		May Be Sold(1)	Outstanding(2)

BlackRock Global Series High Yield Bond Fund(3)	$230,000		*	22,326		*
BlackRock High Yield Bond Fund(3)	$930,000		*	90,274		*
BlackRock US Opportunities Fund(3)	$94,500		*	9,173		*
BP Amoco PLC Master Trust(4)	$1,028,000		*	99,786		*
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.(5)	$1,336,000		*	129,684		*
Citigroup Alternative Investments QIP Multi-Strategy Arbitrage Portfolio(5)	$2,102,000	1.31%		204,038		*
CNH CA Master Account, LP(6)	$38,600,000	24.13%		3,746,844	2.47%
Columbia Convertible Securities Fund (f/k/a Nations Convertible Securities Fund)(7)	$3,975,000	2.48%		385,847		*

	Principal Amount of			Number of Shares
	Debentures		Percentage of	of Class A		Percentage of
Name of Selling	Beneficially Owned		Debentures	Common That		Class A Common
Securityholder	That May Be Sold		Outstanding	May Be Sold(1)		Outstanding(2)

Convertible Securities Fund(7)	$25,000		*	2,427			*
DBAG London(8)	$56,937,000		35.59%	5,526,789		3.65%
Deutsche Bank Securities Inc.(9)	$423,000		*	41,060			*
Duma Master Fund, L.P.(10)	$2,500,000		1.56%	242,671			*
Galaxite Master Unit Trust(3)	$820,000		*	79,596			*
General Motors Broad Mandate(11)	$150,000		*	14,560			*
General Motors Investment Corp.(11)	$3,500,000		2.19%	339,740			*
Hotel Union & Hotel Industry of Hawaii Pension Plan(4)	$156,000		*	15,143			*
Inviva Inc.(3)	$30,000		*	2,912			*
Janus Adviser High Yield Fund(12)	$2,000		*	194			*
Janus High Yield Fund (12)	$526,000		*	51,058			*
Janus World Fund — US High Yield Fund(12)	$972,000		*	94,351			*
Jefferies & Company Inc. (13)	$360,000		*	34,945			*
Lehman Brothers Inc.(14)	$4,000,000		2.50%	388,274			*
Magnetite Asset Investors(3)	$450,000		*	43,681			*
Managed Asset Trust(11)	$75,000		*	7,280			*
Perry Partners International Inc.(15)	$3,044,000		1.90%	295,477			*
Perry Partners L.P.(16)	$1,456,000		*	141,332			*
PNC Pension High Yield Fund(3)	$150,000		*	14,560			*
Putnam Convertible Income-Growth Trust(17)	$7,000,000		4.38%	679,480			*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(18)	$11,450,000		7.16%	1,111,434			*
Saranac Arbitrage LTD(5)	$398,000		*	38,633			*
Saranac Erisa Arbitrage LP(5)	$322,000		*	31,256			*
Saranac Erisa Arbitrage LTD(5)	$664,000		*	64,453			*
Signature Corporate Bond Fund(19)	$250,000		*	24,267			*
Smith Barney Convertible Fund(11)	$400,000		*	38,827			*
SPhinX Convertible Arb Fund SPC(4)	$250,000		*	24,267			*
Tempo V(20)	$500,000		*	48,534			*
The City of Southfield Fire & Police Retirement System(4)	$38,000		*	3,689			*
The Obsidian Master Fund(3)	$700,000		*	67,948			*
Travelers Series Trust Convertible Bond Portfolio(11)	$900,000		*	87,362			*
Universal Investment GMBH(3)	$190,000		*	18,443			*
Viacom Inc. Pension Plan Master Trust(4)	$51,000		*	4,950			*
Vicis Capital Master Fund(21)	$9,500,000		5.94%	922,151			*
Wolverine Convertible Arbitrage Fund Limited(22)	$5,400,000		3.38%	524,170			*
Xavex Convertible Arb 5 Fund(23)	250,000		*	24,267			*

Total:	$160,000,000	**	100%**	15,530,960	**	10.38	%**

*	Less than 1%

**	The maximum principal amount of Debentures and underlying shares of Class A common stock that may be sold by selling securityholders pursuant to the prospectus forming part of this registration statement, as declared effective by the Securities and Exchange Commission under the Securities Act, may not exceed $160,000,000 and 15,530,960 shares of Class A common stock issuable upon conversion of the Debentures. The sum of the principal amount of securities beneficially owned by selling securityholders that have been included in this registration statement relating to the Debentures and underlying Class A common stock may actually be more than $160,000,000 because certain of the selling securityholders may have transferred their Debentures or Class A common stock in transactions exempt from the registration requirements of the Securities Act, or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result, we have received beneficial ownership information from additional selling securityholders with respect to the same Debentures or shares of underlying Class A common stock.

(1)	Assumes conversion of all of the holder’s Debentures at the initial conversion rate of 97.0685 shares of Class A common stock per $1,000 principal amount of the Debentures. However, the conversion rate will be subject to adjustment as described under “Description of the Debentures — Conversion Rights.” As a result, the amount of Class A Common issuable upon conversion of the Debentures may increase or decrease in the future.

(2)	Calculated based on 151,556,978 shares of Class A common stock outstanding as of December 31, 2006. In calculating these percentages for each holder of Debentures, we also treated as outstanding that number of shares of Class A common stock issuable upon conversion of the holder’s Debentures. However, we did not assume the conversion of any other securities held by a holder.

(3)	BlackRock Financial Management Inc. is the investment manager of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholders.

(4)	SSI Investment Management has the power to direct the voting and disposition of securities held by the selling securityholders. Principal shareholders of SSI Investment Management consist of Mr. John Gottfurcht, Mr. George Douglas and Mrs. Amy Jo Gottfurcht.

(5)	Saranac Capital Management L.P. acts as discretionary investment advisor of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholders. Ross Margolies and Saranac Capital Management GP LLC control Saranac Capital Management L.P.

(6)	CNH Partners, LLC acts as the investment advisor of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. Investment principals for the advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.

(7)	Emma Yan acts as Portfolio Manager of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholders.

(8)	Patrick Corrigan has the power to direct the voting and disposition of securities held by the selling securityholder.

(9)	Deutsche Bank Securities Inc., a registered broker-dealer, is a publicly held entity.

(10)	Duma Capital Partners, L.P. acts as investment manager of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. The investment principal for the manager is Nadeem Walji.

(11)	Salomon Brothers Asset Management, Inc. acts as discretionary investment advisor of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholders. Salomon Brothers Asset Management, Inc. is a wholly owned subsidiary of Legg Mason, Inc., a publicly held entity.

(12)	Janus Capital Management LLC acts as investment advisor of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholders. Janus Capital Management LLC is wholly owned by Janus Capital Group, Inc., a publicly held entity.

(13)	Jefferies & Company Inc., a registered broker-dealer, is a subsidiary of Jefferies Group, Inc., a publicly held entity.

(14)	Lehman Brothers Inc., a registered broker-dealer, is a subsidiary of Lehman Brothers Holdings Inc., a publicly held entity. Lehman Brothers acted as co-manager in the private offering of the Debentures and as a joint book runner in the concurrent private offering of our senior floating rate notes. Kevin Lowe has the power to direct the voting of the securities held by the selling securityholder.

(15)	Perry Corp. is the investment advisor of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. Richard Perry is the President and sole shareholder of Perry Corp. Each of Perry Corp. and Richard Perry disclaims beneficial ownership of the securities held by the selling securityholder.

(16)	Perry Corp. is the managing General Partner of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. Richard Perry is the President and sole shareholder of Perry Corp. Each of Perry Corp. and Richard Perry disclaims beneficial ownership of the securities held by the selling securityholder.

(17)	Putnam Investment Management, LLC acts as investment advisor of the selling securityholder and has the power to direct the voting and disposition of securities held by the selling securityholder. The managing member of Putnam Investment Management, LLC is Putnam, LLC. The managing member of Putnam, LLC is Putnam Investments Trust. The controlling shareholder of Putnam Investments Trust is Marsh & McLennan Companies Inc., a publicly held entity.

(18)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stablecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stablecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(19)	CI Investments Inc. acts as investment manager of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholder.

(20)	Symphony Asset Management LLC has the power to direct the voting and disposition of the securities held by the selling securityholders.

(21)	Vicis Capital LLC acts as investment manager of the selling securityholders and has the power to direct the voting and disposition of securities held by the selling securityholder. Sky Lucas, Shad Stastney and John Succos control Vicis Capital LLC jointly. Each of Sky Lucas, Shad Stastney and John Succos disclaims beneficial ownership of the securities held by the selling securityholder.

(22)	Robert Bellick has the voting and dispositive power with respect to the selling securityholder.

(23)	Alex Adair has the voting and disposition power with respect to securities held by the selling securityholders. The selling securityholders are affiliates of a registered broker-dealer and have advised us that they purchased the Debentures in the ordinary course of business and, at the time of the purchase of the Debentures, had no agreements or understandings directly or indirectly with any person to distribute the Debentures or the shares of Class A common stock issuable upon conversion thereof.
      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.
      With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their Debentures or underlying Class A common stock in the ordinary course of business and, at the time of the purchase of the Debentures or the underlying Class A common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the Debentures or underlying Class A common stock. To the extent that we become aware that such entities did not acquire their Debentures or underlying Class A common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement or a prospectus supplement to this prospectus, to designate such affiliate as an “underwriter” within the meaning of the Securities Act.
      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Debentures since the date as of which the information is presented in the above table. Because the selling security holders may offer all or some of their Debentures or the underlying Class A common stock from time to time, we cannot estimate the amount of the Debentures or the underlying Class A common stock that will be held by the selling security holders upon the termination of any particular offering. See “Plan of Distribution.”
      Only selling security holders identified above who beneficially own the Debentures set forth opposite each such selling security holder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the Debentures or the underlying Class A common stock by any holder not identified above, this prospectus will be supplemented by a prospectus supplement to set forth the name and aggregate amount of Debentures beneficially owned by the selling securityholder intending to sell such Debentures or the underlying Class A common stock and the aggregate amount of Debentures or the number of shares of the underlying Class A common stock to be offered. The prospectus supplement will also disclose whether any selling security holder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement if such information has not been disclosed herein.

DESCRIPTION OF CAPITAL STOCK
      The following is a summary of the terms of our capital stock. This summary is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of Oklahoma law.
Common Stock
      We are authorized to issue 325,000,000 shares of Class A common stock and 70,000,000 shares of Class B common stock, 4,226 shares of Class C common stock and 33,000 shares of Class D common stock. As of December 31, 2006, there were:

•	151,556,978 shares of Class A common stock outstanding;

•	19,418,021 shares of Class B common stock issued and outstanding, which are convertible into shares of our Class A common stock on a one-for-one basis;

•	options to purchase 11,377,021 shares of Class A common stock (or shares convertible into Class A common stock) outstanding;

•	10,836,530 shares of Class A common stock reserved for issuance for future awards under our equity compensation plans; and

•	15,508,044 shares of Class A common stock reserved for issuance upon conversion of outstanding Series F preferred stock.

•	15,530,960 shares of Class A common stock reserved for issuance upon conversion of outstanding convertible debentures.
      The rights of holders of the Class A, Class B, Class C and Class D common stock are identical in all respects, except as discussed below. Additional shares of Class B common stock may be issued only to Class B stockholders and only upon a stock split or stock dividend to holders of all classes of common stock on a pro rata basis. Our Class C common stock and Class D common stock is reserved exclusively for issuance upon the exercise of options granted under our 1996 stock option plan.
      Dividends. Subject to the right of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of common stock unless simultaneously an equivalent dividend is declared or paid on each share of that and every other class of common stock. In the event of stock dividends, holders of Class A common stock or Class B common stock shall be entitled to receive only additional shares of that class, while stock dividends with respect to Class C common stock and Class D common stock are payable only in shares of Class A common stock.
      Voting Rights. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except for amendments to certain provisions of our amended and restated certificate of incorporation and except as required by law. In addition, the holders of the Class A commons stock, voting separately as a class, are entitled to elect two directors until the later to occur of the following events: (i) the outstanding shares of the Class B common stock represent less than 25% of the total combined voting power of our voting stock and (ii) the outstanding shares of Class A common stock and Class B common stock beneficially owned by Dobson CC Limited Partnership, the Dobson family and their affiliates, together with any person with whom any of the foregoing have entered into a voting or similar agreement or formed a group, represent less than 25% of the total combined voting power of our voting stock for a period of 90 consecutive days. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes, except that each share of Class B common stock is entitled to one vote with respect to any “going private” transaction under the Exchange Act. Class C common stock and Class D common stock have no voting rights, except as required by law.

      Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and holders of our preferred stock, if any.
      Conversion and Transferability of Common Stock. Shares of Class B common stock are convertible at any time, at the option of the holder, into an equal number of fully paid and non-assessable shares of Class A common stock. Conversion rights of Class B common stock are subject to any necessary FCC approval. Shares of Class B common stock transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles will automatically convert into an equal number of fully paid and non-assessable shares of Class A common stock. Shares of Class C common stock and Class D common stock are convertible at any time into 111.44 fully paid and nonassessable shares of Class A common stock, subject to adjustment for stock splits, stock dividends, recapitalizations or reorganizations.
      Investors’ Agreement. We are a party to an investors’ agreement with the holders of our Class B common stock. The investors’ agreement provides that DCCLP has certain demand and “piggy-back” registration rights for the shares of Class A common stock issuable upon sale or conversion of its Class B common stock. In addition, the investors’ agreement provides DCCLP with preemptive rights with respect to our future private equity issues. The investors’ agreement also contains restrictions on transfer identical to those contained in our amended and restated certificate of incorporation. These restrictions provide that shares of Class B common stock may not be transferred to a party other than certain Dobson family members, controlled affiliates of the transferor or estate planning vehicles.
      Subject to the prior right of our Class A common stockholders to elect two directors, DCCLP is entitled to designate up to six of our directors, depending on its level of voting control of us.
      Other Provisions. The holders of our common stock are not entitled to preemptive or similar rights.
      Transfer Agent and Registrar. The transfer agent and registrar for our common stock is UMB Bank, N.A.
General Terms of Preferred Stock
      We are authorized to issue 6,000,000 shares of preferred stock, par value $1.00 per share. The board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock.
      Subject to limitations imposed by law or our amended and restated certificate of incorporation, the board of directors is empowered to determine:

•	the designation of and the number of shares constituting a series of preferred stock;

•	the dividend rate, if any, for the series;

•	the terms and conditions of any voting and conversion rights for the series, if any;

•	the number of directors, if any, which the series shall be entitled to elect;

•	the amounts payable on the series upon our liquidation, dissolution or winding-up;

•	the redemption prices and terms applicable to the series, if any; and

•	the preferences and relative rights among the series of preferred stock.
      These rights, preferences, privileges and limitations of preferred stock could adversely affect the rights of holders of common stock.
Series F Convertible Preferred Stock
      As of December 31, 2006, we had authorized 1,900,000 shares of our Series F convertible preferred stock and 759,896 shares were outstanding. The Series F preferred stock has a liquidation preference of $178.571 per share plus accrued and unpaid dividends.

      The certificate of designation for our Series F preferred stock provides for the following rights:
      Voting Rights. The holders of our Series F preferred stock have no voting rights with respect to general corporate matters, except as provided by law or as set forth in the certificate of designation. The certificate of designation provides that if dividends on the Series F preferred stock are in arrears and unpaid for two or more dividend periods (whether or not consecutive), the holders of the Series F preferred stock, voting as a single class, will be entitled to elect up to two additional members to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board of directors will be increased by the number of additional directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series F preferred stock has been paid in full or if we make a change of control offer, or if no shares of the Series F preferred stock have been mandatorily redeemed, or in the event of our liquidation.
      Dividends. The holders of our Series F preferred stock are entitled to receive cumulative dividends, which may be paid (at our option) in either cash or additional shares of Series F preferred stock, at the annual rate of 6% of the $178.571 per share liquidation preference in the case of cash dividends and 7% of the $178.571 per share liquidation preference in the case of dividends payable in additional shares of convertible preferred stock. Dividends are payable semi-annually in arrears on April 15 and October 15 of each year.
      Redemption. Subject to the legal availability of funds, on August 18, 2016, we are required to redeem the Series F preferred stock at a redemption price in cash equal to 100% of the liquidation preference, plus accrued and unpaid dividends. We may redeem the Series F preferred stock for cash on or after August 18, 2005, at the redemption prices expressed as a percentage of the liquidation preference set forth below, plus accrued and unpaid dividends, if such redemption occurs during the 12-month period beginning on August 18 of each of the following years:

Year	Percentage

2005	106.000%
2006	103.000%
2007 and thereafter	100.000%
      Conversion. Each share of Series F preferred stock is convertible into shares of Class A common stock at the option of the holder at any time at an initial conversion price of $8.75 per share, subject to adjustment under certain circumstances. The conversion ratio of the Series F preferred stock is subject to adjustment if we issue shares of our Class A common stock at less than 95% of market value, which would increase the number of shares of Class A common stock issuable upon conversion of the Series F preferred stock.
      Change of Control. Upon a change of control, we are required to make an offer to purchase all shares of Series F preferred stock at a purchase price in cash equal to 101% of the liquidation preference of the Series F preferred stock, plus accrued and unpaid dividends. A change of control means:

•	any “person” or “group” (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of our voting stock on a fully diluted basis and such ownership represents a greater percentage of the total voting power of our voting stock, on a fully diluted basis, than is held by certain permitted stockholders on such date;

•	individuals who on the issue date of the Series F preferred stock constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the members of our board of directors then in office who either were members of our board of directors on the issue date of the Series F preferred stock or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of our board of directors then in office;

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all our assets to any person other than one of our wholly owned subsidiaries or certain permitted stockholders; or

•	our adoption of a plan of liquidation or dissolution.

      Restrictive Covenants. The certificate of designation governing the Series F preferred stock contains certain restrictive covenants which limit our ability to effect a consolidation or merger or sell all or substantially all of our assets and enter into transactions with affiliates.
Foreign Ownership
      Our amended and restated certificate of incorporation restricts the ownership, voting and transfer of our capital stock, including our common stock, in accordance with the Communications Act and the rules of the FCC, which prohibit foreign nationals or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country from owning of record or voting greater than 25% of our equity unless the FCC determines that the public interest would be served by accepting such foreign ownership. In addition, our amended and restated certificate of incorporation authorizes our board of directors to take action to enforce these prohibitions, including requiring redemptions of common stock to the extent necessary to reduce aggregate foreign ownership to lawful limits and placing a legend regarding restrictions on foreign ownership on the certificates representing the common stock.
Oklahoma Anti-Takeover Law and Certain Charter Provisions
      Our amended and restated certificate of incorporation and amended and restated bylaws and the Oklahoma General Corporation Act include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations, in certain circumstances the nullification of voting rights of 20% or more stockholders and the availability of authorized but unissued common stock.

Classified Board of Directors
      Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Stockholders may only remove directors for cause. A staggered board makes it more difficult for stockholders to change the majority of the directors.

Blank Check Preferred Stock
      Our amended and restated certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue preferred stock in either a private or public transaction. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.

Oklahoma Takeover Statute
      We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested stockholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

•	prior to the date such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.
      Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.
      For purposes of Section 1090.3, the term “corporation” also includes majority-owned subsidiaries. In addition, Section 1090.3 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Oklahoma Control Share Act
      If we have 1,000 or more stockholders and meet other conditions, we will be subject to Oklahoma’s Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of our stock from voting their shares. This provision may delay the time it takes anyone to gain control of us. Holders of our Class B common stock are presently exempt from the Oklahoma Control Share Act.

Stockholder Action
      With respect to any act or action required of or by the holders of our common stock, the affirmative vote of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class, present in person or represented by proxy at a meeting and entitled to vote thereon, is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in our amended and restated certificate of incorporation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the total combined voting power of all classes of our outstanding common stock, voting together as a single class for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision relating to the amendment provisions of our amended and restated certificate of incorporation, the indemnification of directors, director liability, alien stock ownership and our board of directors. Our amended and restated certificate of incorporation provides that upon the expiration of the terms of the two directors designated by the former holders of American Cellular’s 9.5% senior subordinated notes, two of our directors will be elected by our Class A common stockholders, voting separately as a class.
      Pursuant to the Oklahoma General Corporation Act, stockholders may take actions without the holding of a meeting by written consent if the consent is signed by the holders of at least the number of shares which would be necessary to approve the transaction at a duly called stockholders’ meeting. If we have 1,000 or more stockholders of record, actions taken by our stockholders by written consent must be unanimous. As of December 31, 2006, Mr. Everett R. Dobson and the other directors and executive officers as a group beneficially owned shares of common stock representing 56.6% of the total combined voting power of all classes of our capital stock entitled to vote, considered as a single class. Pursuant to the rules and regulations of the Securities and Exchange Commission, if stockholder action is taken by written consent, we will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Exculpation
      Directors and officers shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its stockholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director or officer derived an improper personal benefit.

Indemnification
      To the fullest extent permitted by the Oklahoma General Corporation Act, we will indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was a director, officer, employee or agent; or

•	while a director, officer, employee or agent is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.
      We have entered into indemnity agreements with each of our directors and executive officers. Under each indemnity agreement, we will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

•	any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as a director or officer, or the director or officer of an affiliate; or

•	being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were, or are or were an affiliate’s, director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
      Our indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supercedes, bail, surety or other bonds. We also intend to provide liability insurance for each of our directors and executive officers.
      Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act are, in the opinion of the SEC, against public policy as expressed in the Securities Act and unenforceable.

DESCRIPTION OF THE DEBENTURES
      On September 13, 2005, Dobson Communications issued $150.0 million aggregate principal amount of Debentures in a private offering, and on October 13, 2005, the initial purchasers of the Debentures exercised an option to purchase an additional $10.0 million aggregate principal amount of Debentures in a private offering. On October 13, 2005, the aggregate principal amount of Debentures outstanding was $160.0 million. The Debentures were issued under an indenture dated as of September 13, 2005, among Dobson Communications Corporation, as issuer, and The Bank of Oklahoma, National Association, as trustee. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement dated as of September 13, 2005, among us and the initial purchasers.
      The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define your rights as a holder of the Debentures. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”
      When we refer to “Dobson Communications Corporation,” “Dobson,” “we,” “our” or “us” in this section, we refer only to Dobson Communications Corporation and not its subsidiaries.
Brief Description of the Debentures
      The Debentures:

•	are limited to $160.0 million aggregate principal amount;

•	bear interest at a rate of 1.50% per year, payable semi-annually in arrears, on April 1 and October 1 of each year, commencing on April 1, 2006;

•	are general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	are convertible by you at any time on or prior to the business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “— Conversion Rights,” into shares of our Class A common stock initially at a conversion rate of 97.0685 shares of our Class A common stock per $1,000 principal amount of Debentures, which represents an initial conversion price of approximately $10.30 per share. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion we may choose to deliver either shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock in satisfaction of our obligations upon conversion of the Debentures. In the event of certain types of “fundamental changes”, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversion rate so that the Debentures are convertible into shares of the acquiring or surviving company, in each case as described herein;

•	are subject to redemption for cash by us at any time on or after October 1, 2010, in whole or in part, at a redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the redemption date;

•	are subject to repurchase by us, at your option, on October 1, 2010, October 1, 2015 and October 1, 2020, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Optional Put;”

•	are subject to repurchase by us, at your option, if a “fundamental change” occurs, at a cash repurchase price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date, as set forth under “— Repurchase at the Option of the Holder — Fundamental Change Put;” and

•	are due on October 1, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at your option.
      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rights” and “— Repurchase at the Option of the Holder — Fundamental Change Put.”
      No sinking fund is provided for the Debentures and the Debentures are not subject to defeasance.
      The Debentures were initially issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Debentures will be shown on, and transfers of beneficial interests in the Debentures will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Debentures held in DTC, see “— Form, Denomination and Registration — Global Debentures, Book-Entry Form.”
      If certificated Debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.
      A holder of the Debentures may not sell or otherwise transfer the Debentures or shares of our Class A common stock issuable upon conversion of the Debentures except in compliance with the provisions set forth below under “— Registration Rights”.
Additional Debentures
      We may, without the consent of the holders of the Debentures, increase the principal amount of the Debentures by issuing additional Debentures in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Debentures; provided that such differences do not cause the additional Debentures to constitute a different class of securities than the Debentures for U.S. federal income tax purposes; and provided further, that the additional Debentures have the same CUSIP number as the Debentures offered hereby. The Debentures offered by this prospectus and any additional Debentures would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Debentures may be issued if any event of default has occurred with respect to the Debentures and is continuing.
Payment at Maturity
      On the maturity date, October 1, 2025, each holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount of Debentures and accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Debentures, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Debentures, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.
Interest
      The Debentures will bear interest at a rate of 1.50% per year. Interest will accrue from September 13, 2005, or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional interest, if any) semi-annually, in arrears on April 1 and October 1 of each year, commencing on April 1, 2006, to holders of record at 5:00 p.m., New York City time, on the preceding March 15 and September 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not make separate cash payments for accrued and unpaid interest (excluding any additional interest, if any) on any Debentures when they are converted, except as described under “— Conversion Rights;” and

•	we will pay accrued and unpaid interest (including additional interest, if any) to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.
      We will pay interest on:

•	global Debentures to DTC in immediately available funds;

•	any certificated Debentures having a principal amount of less than $2,000,000, by check mailed to the holders of those Debentures; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity;” and

•	any certificated Debentures having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “— Payment at Maturity.”
      Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.
      To the extent lawful, payments of principal or interest (including additional interest, if any) on the Debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.
Conversion Rights
      Subject to the conditions and during the periods described below, holders may convert their Debentures prior to the close of business on the business day preceding the maturity date based on an initial conversion rate of 97.0685 shares of Class A common stock per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $10.30 per share of Class A common stock). The conversion rate will be subject to adjustment as described below. As described under “— Conversion Procedures — Settlement Upon Conversion,” upon conversion, we may choose to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock. At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the Debentures to be converted in cash, with any remaining amount to be satisfied in shares of our Class A common stock or cash as we may subsequently elect, as described under “— Conversion Rights — Conversion Procedures — Settlement Upon Conversion — Our Right to Irrevocably Elect Cash Payment of Principal Upon Conversion.” Unless we have previously redeemed or repurchased the Debentures, you will have the right to convert any portion of the principal amount of any Debentures that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

(1) prior to October 1, 2023, on any date during any fiscal quarter beginning after December 31, 2005 (and only during such fiscal quarter) if the closing sale price of our Class A common stock was more than 125% of the conversion price on each such trading day for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2) at any time on or after October 1, 2023;

(3) with respect to any Debentures called for redemption, until the close of business on the business day prior to the redemption date (following which date the Debentures will cease to be convertible);

(4) if we distribute to all holders of our Class A common stock rights or warrants entitling them to purchase, for a period expiring within 45 calendar days or less of such distribution, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(5) if we distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value (as determined by our board of directors in good faith) exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “— Conversion Upon Specified Corporate Transactions;”

(6) during a specified period if a fundamental change occurs, as described in more detail below under “— Conversion Upon a Fundamental Change;” or

(7) during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” for the Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described in the provision referenced below, for each day of that period was less than 98% of the closing sale price of our Class A common stock for each day of such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “— Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”
      The “closing sale price” of any share of our Class A common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our Class A common stock is traded or, if our Class A common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or by Pink Sheets LLC. In the absence of such a quotation, the closing sale price shall be determined by a nationally recognized securities dealer retained by us for that purpose. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.
      Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (excluding any additional interest) on the Debentures. Accrued and unpaid interest (excluding any additional interest) and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the shares of our Class A common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.
      If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including additional interest, if any) accrued and unpaid on your Debentures, notwithstanding your conversion of those Debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Debentures for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Debentures being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your Debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional interest, if any), if overdue interest (or overdue additional interest) exists at the time of conversion with respect to your Debentures.

      Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any Class A common stock issued upon conversion of the Debentures.
      We will not issue fractional shares of our Class A common stock upon conversion of the Debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our Class A common stock on the trading day immediately preceding the conversion date.

Conversion Upon Specified Corporate Transactions
      You will have the right to convert your Debentures if we:

•	distribute to all holders of our Class A common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring within 45 calendar days or less of such distribution, shares of our Class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our Class A common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value (as determined by our board of directors in good faith) exceeding 10% of the closing sale price of our Class A common stock on the trading day preceding the declaration date for such distribution.
      We will notify you at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your Debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Debentures.

Conversion Upon a Fundamental Change
      If a fundamental change (as defined under “— Repurchase at Option of the Holder — Fundamental Change Put”) occurs, you will have the right to convert your Debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change until 5:00 p.m., New York City time, on the date 15 calendar days after the actual effective date, or, if applicable, the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date. However, if, solely as a result of the timing of our becoming aware of such fundamental change, we are not able to provide 20 calendar days notice, we will provide notice of the fundamental change as soon as practicable and you will have the right to convert your Debentures during the remainder of the period beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change until 5:00 pm, New York City time, on the date 15 calendar days after the actual effective date or, if applicable, the business day preceding the repurchase date relating to such fundamental change. If you convert your Debentures in connection with a fundamental change, you will receive:

•	the number of shares of our Class A common stock into which your Debentures are convertible (if the Debentures are surrendered for conversion prior to the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of Class A common stock into which your Debentures were convertible immediately prior to the transaction (if Debentures are surrendered for conversion after such date; provided that, if such date is the record date, you will receive the cash, securities and other assets or property on the actual effective date and provided, further, that, in the event that we have made an election to make a cash payment of principal upon conversion as described above, such election shall remain binding notwithstanding the form of consideration received by holders of our Class A common stock); and

•	under certain circumstances, additional shares of Class A common stock, which will be in an amount determined as set forth under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental change.
      If you have submitted any or all of your Debentures for repurchase, unless you have withdrawn such Debentures in a timely fashion, your conversion rights on the Debentures so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Debentures for repurchase, such Debentures may be converted only if you submit a withdrawal notice, and if the Debentures are evidenced by a global Debenture, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition
      You may surrender your Debentures for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Debentures, as determined following a request by a holder of Debentures in accordance with the procedures described below, for each trading day of such five-day trading period was less than 98% of the product of the closing sale prices of our Class A common stock for such five-day trading period and the then current conversion rate.
      The “trading price” of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the trustee for $5,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then, for purposes of the trading price condition only, the trading price of the Debentures will be deemed to be less than 98% of the applicable conversion rate of the Debentures multiplied by the closing sale price of our Class A common stock on such determination date.
      The trustee will determine the trading price of the Debentures upon our request. We will have no obligation to make that request unless a holder of Debentures requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the Debentures for the applicable period.

Conversion Procedures

Procedures to be Followed by a Holder
      If you hold a beneficial interest in a global Debenture, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
      If you hold certificated Debentures, to convert you must:

•	complete and manually sign the conversion notice on the back of the Debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

      The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.
      You will not be required to pay any taxes or duties relating to the issuance or delivery of our Class A common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Class A common stock in a name other than your own. Certificates representing Class A common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion
      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion as described below, we may elect to deliver either shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock in satisfaction of our obligations upon conversion of the Debentures (including with respect to any additional shares described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” below).
      Except to the extent we have irrevocably elected to make a cash payment of principal upon conversion, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion:

•	if we have called the Debentures for redemption, in our notice of redemption;

•	if a fundamental change has occurred, in the notice of fundamental change described under “— Repurchase at the Option of the Holder — Fundamental Change Put;”

•	in respect of the Debentures to be converted during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, 26 trading days preceding the maturity date; and

•	in all other cases, no later than two trading days following the conversion date.
However, if we have not irrevocably elected to make a cash payment of principal upon conversion or otherwise given notice of our intention to deliver cash or a combination of cash and shares of our Class A common stock upon settlement, we will deliver only Class A common stock in satisfaction of our obligations upon conversion of the Debentures.
      If we choose to satisfy any portion of our conversion obligation by delivering cash, we will specify the portion to be satisfied by the delivery of cash either as a percentage of the conversion obligation or as the lesser of (a) a fixed dollar amount and (b) the conversion value (as defined below). We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to satisfy our conversion obligations arising on different trading days in the same manner except to the extent that we have made an irrevocable settlement election. That is, we may choose on one trading day to satisfy our conversion obligation by delivering shares of our Class A common stock only and choose on another trading day to satisfy our conversion obligation by delivering cash or a combination of cash and shares of our Class A common stock except to the extent that we have made an irrevocable settlement election. We may also choose to satisfy our conversion obligation for different combinations of cash and shares of our Class A common stock on different trading days except to the extent that we have made an irrevocable settlement election.
      If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares if applicable), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the “conversion retraction period.” However, you cannot retract your conversion notice if: (a) we irrevocably elected to make a cash payment of principal upon conversion before you delivered your conversion notice, (b) you are converting your Debentures in connection with a redemption or a fundamental change, (c) you are converting your Debentures during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date or (d) we do not elect to satisfy any portion of our conversion obligation in cash.
      Settlement in shares of our Class A common stock only will occur as soon as practicable after we notify you that we have chosen this method of settlement. Settlement in cash and/or shares of our Class A common stock will occur on the second trading day following the final trading day of the conversion period (as defined below).
      The settlement amount will be computed as follows:

(1) if we elect to satisfy the entire conversion obligation in Class A common stock, we will deliver to the holder for each $1,000 principal amount of the Debentures converted a number of shares of our Class A common stock equal to the conversion rate then in effect (plus cash in lieu of fractional shares, if applicable);

(2) if we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder for each $1,000 principal amount of the Debentures converted cash in an amount equal to the conversion value;

(3) if we elect to satisfy the conversion obligation in a combination of cash and Class A common stock, we will deliver to the holder for each $1,000 principal amount of the Debentures converted:

•	(i) the fixed dollar amount per $1,000 principal amount of the Debentures of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement or, if lower, the conversion value in cash, or (ii) the percentage of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement multiplied by the conversion value, as the case may be (the “cash amount”); and

•	a number of shares for each of the 20 trading days in the conversion period equal to 1/20th of (i) the conversion rate then in effect minus (ii) the quotient of the cash amount divided by the closing sale price of our Class A common stock for that day (plus cash in lieu of fractional shares if applicable).
      The “conversion period” means the 20 trading-day period:

•	if we have called the Debentures delivered for conversion for redemption, ending one trading day immediately preceding the redemption date;

•	with respect to conversions in connection with a fundamental change, ending one trading day prior to the repurchase date relating to such fundamental change;

•	with respect to conversion notices received during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date;

•	if we have irrevocably elected to make a cash payment of principal upon conversion, beginning on the trading day following our receipt of your conversion notice; and

•	in all other cases, beginning on the trading day following the final trading day of the conversion retraction period.
      The “conversion value,” for every $1,000 principal amount of a Debentures being converted, means an amount equal to the sum of the daily conversion values for each of the 20 trading days in the conversion period, where the “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that day multiplied by

•	the applicable stock price of our Class A common stock on that day.
      The “applicable stock price” on any trading day means (1) the volume-weighted average price per share of our Class A common stock on such trading day as displayed in Bloomberg (or any successor service) (Bloomberg key stroke DCEL Equity VAP) in respect of the period from 9:30 am to 4:00 pm, New York City time, on that trading day or (ii), if such price is not available, the market value per share of our Class A common stock on that day as determined using a volume weighted method by a nationally recognized independent investment banking firm retained for this purpose by us.
      Settlement in cash and/or shares of our Class A common stock will occur on the second trading day following the final trading day of the conversion period (as defined above).

Our Right to Irrevocably Elect Cash Payment Upon Conversion
      At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy in cash our conversion obligation with respect to the lower of the conversion value or the principal amount of the Debentures to be converted after the date of such election, with any remaining amount to be satisfied in shares of our Class A common stock or cash as we may subsequently elect. Such irrevocable election with respect to the principal amount of the Debentures would be in our sole discretion without the consent of the holders of the Debentures. If we make such election, we will notify the trustee and the holders of the Debentures at their addresses shown in the register of the registrar.
      The settlement amount with respect to the principal amount of the Debentures will be computed as described in clause (3) under “— Settlement Upon Conversion” above, using at least $1,000 as the fixed dollar amount per $1,000 principal amount of Debentures of the conversion obligation to be satisfied in cash; provided that in no event shall we be required to deliver an amount of cash in excess of the conversion value.

Conversion Rate Adjustments
      We will adjust the conversion rate for certain events, including:

(1) issuances of our Class A common stock as a dividend or distribution on our Class A common stock;

(2) certain subdivisions, combinations or reclassifications of our Class A common stock;

(3) issuances to all or substantially all holders of our Class A common stock of certain rights or warrants to purchase, for a period expiring within 45 days or less of such issuance, our Class A common stock at less than the then-current market price of our Class A common stock, provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

(4) distributions to all or substantially all holders of our Class A common stock, shares of our capital stock (other than our Class A common stock), evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the seventh succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash referred to in clause (5) below; or

•	any dividends or distributions referred to in the clause (1) above;

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our Class A common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by, a fraction,

•	the numerator of which will be the current market price of our Class A common stock and

•	the denominator of which will be the current market price of our Class A common stock minus the amount per share of such dividend or distribution;

(6) purchases of our Class A common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the closing sale price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

(7) purchases of our Class A common stock pursuant to a tender offer or exchange offer by a person other than us or any or our subsidiaries in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this provision will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

•	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or sale of all or substantially all of our assets.
      For purposes of clause (3) and (5) above, “current market price” means the average closing sale price of our Class A common stock for the 10 consecutive trading days immediately prior to the record date for the distribution requiring such computation.
      For the avoidance of doubt, no conversion rate adjustments will be made as a result of the conversion of shares of our Class B common stock into shares of Class A common stock.
      To the extent that any future rights plan adopted by us is in effect upon conversion of the Debentures into Class A common stock only or a combination of cash and Class A common stock, you will receive, in addition to the Class A common stock, the rights under the applicable rights agreement unless the rights have separated from our Class A common stock at the time of conversion of the Debentures, in which case, the conversion rate will be adjusted as if we distributed to all holders of our Class A common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.
      We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of Class A common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the Class A common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a Debentures will be entitled to receive upon conversion, in addition to the shares of Class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Debentures immediately prior to the record date for determining the stockholders entitled to receive the distribution.
      Except as stated above, we will not adjust the conversion rate for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.
      In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our Class A common stock, in each case over a measurement period following the distribution.
      If we:

•	reclassify or change our Class A common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our Class A common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their Class A common stock, each outstanding Debenture will, without the consent of any holders of the Debentures, become convertible only into the consideration the holders of the Debentures would have received if they had converted their Debentures immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, except in the limited case of a public acquirer change of control where we elect to have the Debentures convertible into public acquirer common stock as described below under “— Conversion After a Public Acquirer Change of Control” and except that, in the event that we have made an irrevocable election to make a cash payment upon conversion as described above, such election shall remain binding notwithstanding the form of consideration received by holders of our Class A common stock. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
      If a taxable distribution to holders of our Class A common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our Class A common stock. See “Certain United States Federal Income Tax Considerations.”
      Subject to the Nasdaq Marketplace rules, we may from time to time, to the extent permitted by law, increase the conversion rate of the Debentures by any amount for any period of at least 20 business days. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, if our board of directors determines that such increase would be in our best interest or to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Debentures and otherwise (b)(1) five business days prior to the maturity of the Debentures (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date, unless such adjustment has already been made.
      If we adjust the conversion rate pursuant to the above provisions, we will issue a press release containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control
      Prior to October 1, 2010, if and only to the extent you elect to convert your Debentures in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “— Repurchase at Option of the Holder — Fundamental Change Put” pursuant to which 10% or more of the consideration for our Class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The Nasdaq National Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our Class A common stock in such non-stock change of control. If holders of our Class A common stock receive only cash in such transaction, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our Class A common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.
      A conversion of the Debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent on or subsequent to the date 15 calendar days prior to the date announced by us as the anticipated effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder — Fundamental Change Put”).
      The number of additional shares will be adjusted in the same manner as and as of any date on which the conversion rate of the Debentures is adjusted as described above under “— Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.
      The following table sets forth the number of additional shares by which the conversion rate shall be increased:

	Stock Price

Effective Date	$8.08	$10.00	$12.50	$15.00	$17.50	$20.00	$22.50	$25.00

September 13, 2005	26.6938	17.0162	10.2546	6.5604	4.3715	2.9995	2.0961	1.4793
October 1, 2006	27.0057	16.6511	9.6187	5.9150	3.8007	2.5215	1.7058	1.1655
October 1, 2007	27.1303	15.9508	8.6536	5.0133	3.0500	1.9241	1.2406	0.8060
October 1, 2008	26.8734	14.5804	7.0652	3.6681	2.0207	1.1664	0.6924	0.4155
October 1, 2009	26.6938	11.7934	4.3019	1.6637	0.7041	0.3286	0.1666	0.0855
October 1, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
      The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $25.00 per share (subject to adjustment), no additional shares will be issued upon conversion; or

•	less than $8.08 per share (subject to adjustment), no additional shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 123.7623 per $1,000 principal amount of the Debentures, subject to adjustments in the same manner as the conversion rate.

      Additional shares deliverable as described in this section “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the later of the settlement date applicable to the relevant conversion or promptly following the effective date.

Conversion After a Public Acquirer Change of Control
      Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control” above, elect to adjust our conversion obligation and the conversion rate such that from and after the effective date of such public acquirer change of control, holders of the Debentures will be entitled to convert their Debentures (subject to the satisfaction of certain conditions) into shares of public acquirer common stock (as defined below), and the conversion rate in effect immediately before the public acquirer change of control will be adjusted by multiplying it by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our Class A common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of Class A common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale prices of our Class A common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.
      A “public acquirer change of control” means a non-stock change of control in which the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with such non-stock change of control (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, provided that such corporation fully and unconditionally guarantees the Debentures, in which case all references to public acquirer common stock will refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.
      Upon a public acquirer change of control, if we so elect, holders may convert their Debentures (subject to the satisfaction of the conditions to conversion described under “— Conversion Procedures — Procedures to be Followed by a Holder” above) for public acquirer common stock at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to receive additional shares upon conversion as described under “— Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” We are required to notify holders of our election in our notice to holders of such transaction. Following any such election, the provisions set forth herein, including those set forth under “— Settlement Upon Conversion” shall continue to apply except that reference to our Class A common stock shall be deemed to refer to the public acquirer common stock. In addition, upon a public acquirer change of control, in lieu of converting the Debentures, the holder can, subject to certain conditions, require us to repurchase all or a portion of the Debentures owned by the holder as described below under “— Repurchase at the Option of the Holder — Fundamental Change Put.”
Optional Redemption
      At any time on or after October 1, 2010, we may redeem all or a part of the Debentures at a cash redemption price equal to 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the redemption date to the holder of record on the record date.
      We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of Debentures at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the Debentures called for redemption, and the conversion rate then in effect;

•	the date on which your right to convert the Debentures called for redemption will expire; and

•	whether we have elected to settle our obligation upon conversion by delivering shares of our Class A common stock, cash or a combination of cash and shares of our Class A common stock, and, in the event that we have elected to deliver all or a portion of our conversion obligation in cash, the date on which the conversion period will begin.
      If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any Debentures are to be redeemed in part only, we will issue a new Debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.
      Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any Debentures during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Debentures being redeemed in part.
      We may not redeem the Debentures if we have failed to pay interest on the Debentures and such failure to pay is continuing.
Repurchase at the Option of the Holder

Optional Put
      On October 1, 2010, October 1, 2015 and October 1, 2020, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures upon your exercise of your repurchase right. Our ability to repurchase Debentures in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure you that we will have the financial resources, or will be able to arrange financing, to pay the repurchase price in cash.
      We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that you must follow to require us to repurchase your Debentures.
      To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of your Debentures to be repurchased, which must be in $1,000 multiples; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
      If the paying agent holds, on the business day immediately following the repurchase date, cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	those Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the Debentures holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.

Fundamental Change Put
      If a fundamental change (as defined below) occurs at any time prior to the maturity of the Debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Debentures for which you have properly delivered and not withdrawn a written repurchase notice. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.
      The repurchase price will be payable in cash and will equal 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.
      We may be unable to repurchase your Debentures in cash upon a fundamental change. Our ability to repurchase the Debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we will have the financial resources, or will be able to arrange financing, to pay the repurchase price in cash.
      A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” other than Everett R. Dobson and his affiliates, whether through the ownership of voting securities, by contract or otherwise, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2) the first day on which a majority of the members of our board of directors are not continuing directors; or

(3) the adoption of a plan relating to our liquidation or dissolution; or

(4) the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Class A common stock solely into shares of common stock of the surviving entity; or

(5) the termination (but not temporary suspension) of trading of our Class A common stock, which will be deemed to have occurred if our Class A common stock or other common stock into which the Debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange or quoted on the Nasdaq National Market and, as a result of the transaction or transactions, the Debentures become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).
      “Continuing directors” means, as of any date of determination, any member of the board of directors of Dobson who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or appointed or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of such new director’s nomination, appointment or election, either by a specific vote or by approval of the proxy statement issued by us on behalf of our board of directors in which such individual is named as a nominee for director.
      For the purpose of clause (1) of the definition of “fundamental change,” “affiliates” means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person. and “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person.
      The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Debentures to require us to repurchase the Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.
      On or before the tenth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Debentures on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Debentures.
      The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.
      To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Debentures to be repurchased, if certificated Debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Debenture, your repurchase notice must comply with appropriate DTC procedures;

•	if you hold certificated Debentures, the Debentures certificate numbers;

•	the portion of the principal amount of the Debentures to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.
      You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Debentures, the certificate numbers of the withdrawn Debentures;

•	the principal amount of the withdrawn Debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.
      Payment of the repurchase price for a Debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Debentures, as the case may be.
      If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the Debentures will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Debentures has been made or the Debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Debentures.
      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Debentures.
      This fundamental change repurchase right could discourage a potential acquirer of Dobson. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.
      Our obligation to repurchase the Debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Debentures.

Consolidation, Merger and Sale of Assets
      The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the Debentures, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the Debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all our obligations, or such successor under the Debentures, the indenture and the registration rights agreement; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.
      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Dobson is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Dobson, and Dobson shall be discharged from its obligations, under the Debentures, the indenture and the registration rights agreement.
      This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Dobson “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the Debentures, or under the laws of Oklahoma, Dobson’s state of incorporation. Accordingly, the ability of a holder of the Debentures to require us to repurchase the Debentures as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Dobson may be uncertain.
      An assumption by any person of Dobson’s obligations under the Debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Debentures for new Debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
Events of Default; Notice and Waiver
      The following will be events of default under the indenture:

•	we fail to pay any interest (including additional interest, if any) on the Debentures when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the Debentures when due at maturity, or we fail to pay the redemption price or repurchase price, or any make whole premium payable, in respect of any Debentures when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to deliver our Class A common stock (including any additional shares), or cash in lieu thereof, or a combination of the foregoing, upon the conversion of any Debentures and such failure continues for 5 business days following the scheduled settlement date for such conversion;

•	we fail to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture;

•	we fail to perform or observe any other term, covenant or agreement in the Debentures or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	with regard to any issue or issues of indebtedness of ours or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) having an outstanding principal amount of $50.0 million or more in the aggregate for all such issues of all such persons whether such indebtedness now exists or hereinafter be created,

•	an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its maturity and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 45 days of such acceleration, and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 45 days of such payment default;

•	final judgments or orders (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against all such persons (treating any deductibles, self-insurance or retention as not so covered) shall have been rendered against Dobson or any of our significant subsidiaries (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) and has not been paid or discharged, and there shall be any period of 45 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal otherwise, shall not be in effect;

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).
      We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Debentures notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Debentures of any default, except defaults in payment of principal, interest (including additional interest, if any) on the Debentures, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.
      If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may declare the principal amount of the Debentures and accrued and unpaid interest (including additional interest, if any) on the outstanding Debentures to be due and payable. Upon a declaration of acceleration, such principal of, and accrued and unpaid interest and additional interest, if any, shall be immediately due and payable on the condition that so long as any Credit Agreement is in effect, such declaration shall not become effective until the earlier of (1) five Business Days after the receipt of the acceleration notice by the agent thereunder and Dobson, and (2) acceleration of the Indebtedness under such Credit Agreement. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Debentures by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Debentures outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Debentures; (2) the principal amount of any Debentures that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.
      In the event of a declaration of acceleration because an event of default set forth in the sixth bullet above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the default shall be remedied or cured by Dobson or the relevant significant subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
      The holders of a majority in aggregate principal amount of the outstanding Debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Debentures not joining or giving such direction and may take any other action it deems proper that is not inconsistent with any such direction received from the holders of the Debentures.
      No holder of the Debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional interest, if any) on the Debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding Debentures make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Debentures.

Waiver
      The holders of a majority in aggregate principal amount of the Debentures outstanding may, on behalf of the holders of all the Debentures, waive any past default or event of default under the indenture and its consequences, except that only the holders of all outstanding Debentures may grant a waiver with respect to:

•	our failure to pay principal of or interest (including additional interest, if any) on any Debentures when due;

•	our failure to convert any Debentures into Class A common stock (or cash or a combination of Class A common stock and cash, if we so elect) as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Debenture affected.

Modification

Changes Requiring Approval of Each Affected Holder
      The indenture (including the terms and conditions of the Debentures) may not be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

•	extend the maturity of any Debentures;

•	reduce the rate or extend the time for payment of interest (including additional interest, if any) on any Debentures;

•	reduce the principal amount of any Debentures;

•	reduce any amount payable upon redemption or repurchase of any Debentures;

•	impair the right of a holder to institute suit for payment of any Debentures;

•	change the currency in which any Debentures is payable;

•	change our obligation to redeem any Debentures called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any Debentures upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any Debentures into shares of our Class A common stock (or, if we so elect, cash or a combination of cash and shares of our Class A common stock) or reduce the number of shares of our Class A common stock or any other property receivable upon conversion pursuant to the terms of the indenture;

•	change our obligation to maintain an office or agency in New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of the Debentures required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval
      The indenture (including the terms and conditions of the Debentures) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Debentures then outstanding.

Changes Requiring No Approval
      The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debentures, to, among other things:

•	provide for conversion rights of holders of the Debentures and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our Class A common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the Debentures;

•	provide for the assumption of our obligations to the holders of the Debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the Debentures;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Debentures in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Debentures contained in this prospectus will not be deemed to adversely affect the interests of the holders of the Debentures;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Debentures in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Debentures;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	adding guarantees of obligations under the Debentures;

•	make any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Debentures in any material respect; and

•	provide for a successor trustee.

Other
      The consent of the holders of Debentures is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Debentures Not Entitled to Consent
      Any Debentures held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Debentures have consented to a modification, amendment or waiver of the terms of the indenture.
Repurchase and Cancellation
      We may, to the extent permitted by law, repurchase any Debentures in the open market or by tender offer at any price or by private agreement. Any Debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but or may be reissued or resold by us; provided, however, that no such Debentures will be reissued or resold by us unless the shelf registration statement contemplated by the registration rights agreement remains effective, as described under “— Registration Rights”. Any Debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information
      We will furnish to the holders or beneficial holders of the Debentures or the Class A common stock issued upon conversion and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.
Information Concerning the Trustee and Common Stock Transfer Agent and Registrar
      We have appointed The Bank of Oklahoma, National Association, the trustee under the indenture, as paying agent, conversion agent, Debentures registrar and custodian for the Debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Debentures, the trustee must eliminate such conflict or resign.
      UMB Bank, N.A. is the transfer agent and registrar for our Class A common stock.
Governing Law
      The Debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Calculations in Respect of the Debentures
      Except as otherwise provided herein, we will be responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determinations of the sale price of our Class A common stock, accrued interest payable on the Debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Debentures upon the request of that holder.
Form, Denomination and Registration
      The Debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debentures, Book-Entry Form
      The Debentures are evidenced by one or more global Debentures deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
      Beneficial interests in a global Debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Debentures to such persons may be limited.

      Beneficial interests in a global Debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Debenture, Cede & Co. for all purposes will be considered the sole holder of such global Debentures. Except as provided below, owners of beneficial interests in a global Debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Debentures.
      We will pay principal of, and interest (including additional interest, if any) on, and the redemption price and the repurchase price of, a global Debenture to Cede & Co., as the registered owner of the global Debentures, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      DTC has advised us that it will take any action permitted to be taken by a holder of the Debentures, including the presentation of the Debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Debentures are credited, and only in respect of the principal amount of the Debentures represented by the global Debentures as to which the participant or participants has or have given such direction.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Debentures or the indenture. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global Debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.
      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Registration Rights
      On the closing of the private offering of the Debentures, we entered into a resale registration rights agreement with the initial purchasers of the Debentures for the benefit of the holders of the Debentures. Pursuant to the agreement, we agreed to, at our expense use commercially reasonable efforts to keep the shelf registration statement covering resales by holders of the Debentures and Class A common stock issuable upon conversion of the Debentures effective until the earliest of:

(1) the date when the holders of transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act; or

(2) the date when all transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of such Debentures are registered under the shelf registration statement and sold pursuant thereto; or

(3) the date when all transfer restricted Debentures (including any such Debentures and shares of Class A common stock issuable upon conversion of the Debentures reissued or resold by us as described under “Description of the Debentures — Repurchase and Cancellation”) and shares of Class A common stock issued upon conversion of such Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      After the shelf registration statement is declared effective, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of this prospectus;

•	notify each such holder of the commencement of any suspension period; and

•	take certain other actions as are required to permit unrestricted resales of the Debentures and the Class A common stock issuable upon conversion of the Debentures.
      Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to each purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the resale registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in confidence.
      If, at any time after the 180th day following the earliest date of original issuance of the Debentures (the “effectiveness target date”), the shelf registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described above, by the 45th or 60th day, as the case may be, or the suspension periods exceed an aggregate of 90 days in any 360-day period (each, a “registration default”), then additional interest will accrue on the Debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest, if any, will be paid semiannually in arrears, in cash, on each October 1 and April 1, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of Debentures to and including the 90th day following such registration default; and

•	0.50% of the principal amount of Debentures from and after the 91st day following such registration default.
      In no event will additional interest accrue at a rate per year exceeding 0.50%. Once you convert your Debentures, you will cease to be entitled to receive any additional interest, but you will receive on the next payment date additional interest accrued through the date of conversion.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures and shares of our Class A common stock into which the Debentures may be converted. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to in this prospectus as the “Code”), the Treasury regulations under the Code (which we refer to in this prospectus as the “Treasury Regulations”), and administrative and judicial interpretations of the Code, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. This summary is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Debentures and shares of our Class A common stock into which the Debentures may be converted by a prospective investor in light of his, her or its personal circumstances.
      This discussion generally is limited to the U.S. federal income tax consequences to investors who are beneficial owners of the Debentures or shares of our Class A common stock into which the Debentures may be converted and who hold the Debentures or shares of our Class A common stock into which the Debentures may be converted as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons who hold the Debentures or shares of our Class A common stock into which the Debentures may be converted as part of a “straddle,” a “conversion transaction” or other integrated transaction, have a “functional currency” other than the U.S. dollar, trade in securities and elect to use a mark-to-market method of accounting for their securities holdings, are liable for alternative minimum tax, certain expatriates or former long-term residents of the United States, or are investors in pass-through entities that hold the Debentures or shares of our Class A common stock into which the Debentures may be converted. If a partnership holds the Debentures or shares of our Class A common stock into which the Debentures may be converted, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Debentures or shares of our Class A common stock into which the Debentures may be converted, you should consult your tax advisors. In addition, this discussion is generally limited to the tax consequences to holders that purchase the Debentures for cash from a selling Debenture holder pursuant to an offering of such Debentures under this prospectus in the first such sale of such Debentures by such selling Debenture holder after the Debentures are first registered with the SEC. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or, except to a limited extent, any possible applicability of U.S. federal gift or estate tax.
      We have not sought any rulings from the Internal Revenue Service (which we refer to in this prospectus as the “IRS”), nor an opinion of counsel with respect to the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take, or that a court will not sustain, a position concerning the tax consequences of the purchase, ownership or disposition of the Debentures or shares of our Class A common stock into which the Debentures may be converted different from that discussed below.
      Persons considering the purchase of Debentures or shares of our Class A common stock into which the Debentures may be converted should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.
      As used in this discussion, the term “United States Holder” means any beneficial owner of Debentures or shares of our Class A common stock into which the Debentures may be converted who is:

•	a citizen or resident of the United States for U.S. federal income tax purposes (including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code);

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.
      A “Non-United States Holder” is any beneficial owner of Debentures that is an individual, corporation, estate or trust and is not a United States Holder and who is not, by reason of being either a United States expatriate or a former long-term resident, taxable under section 877 of the Code.
United States Holder
      Stated Interest. Interest received on the Debentures by a United States Holder will generally be taxable as ordinary interest income. A United States Holder generally must pay U.S. federal income tax with respect to the interest on the Debentures: (i) when it accrues, if the holder uses the accrual method of accounting for U.S. federal income tax purposes; or (ii) when the holder receives or is treated as receiving it, if the holder uses the cash method of accounting for U.S. federal income tax purposes.
      A United States Holder may make an election to include in gross income all interest that accrues on a Debenture (including stated interest, additional interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the Internal Revenue Service.
      Market Discount. If a United States Holder purchases a Debenture for an amount that is less than its stated redemption price at maturity (i.e., the par amount of the Debenture), the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.
      A United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Debenture as ordinary income to the extent of the market discount accrued on the Debenture at the time of the payment or disposition unless this market discount has been previously included in income by the United States Holder pursuant to an election by the United States Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the United States Holder as described under “— Stated Interest” above. If the Debenture is disposed of in certain nontaxable transactions (not including its conversion into Common Stock), accrued market discount will be included as ordinary income to the United States Holder as if such United States Holder had sold the Debenture in a taxable transaction at its then fair market value. In addition, the United States Holder may be required to defer, until the maturity of the Debenture or its earlier disposition (including certain nontaxable transactions, but not including its conversion into Common Stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Debenture.
      Upon conversion of a Debenture acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the Common Stock received. Any such market discount that is carried over to Common Stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the Common Stock. Whether a United States Holder that converts a Debenture with market discount into cash and shares of our common stock is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is uncertain. Prospective purchasers should consult their own tax advisors as to the tax treatment of the conversion of a Debenture for cash and shares of our common stock.
      Amortizable Bond Premium. If a United States Holder’s tax basis in a Debenture, immediately after the purchase, is greater than the stated redemption price at maturity of the Debenture, the Holder will be considered to have purchased the Debenture with amortizable bond premium. In general, amortizable bond premium with respect to any Debenture will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Debenture. For this purpose only, a holder’s tax basis in a Debenture is reduced by an amount equal to the value of the option to convert the Debenture into Common Stock; the value of this conversion option may be determined under any reasonable method. The United States Holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the Debenture. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder’s income with respect to the Debenture in that accrual period. A United States Holder who elects to amortize bond premium must reduce its tax basis in the Debenture by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.
      If a United States Holder makes a constant yield election (as described under “— Stated Interest” above) for a Debenture with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.
      Additional Interest/ Repurchase Options. Our failure to comply with the registration rights agreement, as described under “Description of the Debentures — Registration Rights; Additional Interest,” will cause the annual interest rate on the Debentures to temporarily increase. According to applicable Treasury Regulations, the possibility of a change in the interest rate on the Debentures will not affect the amount or timing of interest income recognized by a United States Holder of a note if the likelihood of the change, as of the date the Debentures are issued, is remote or incidental. We intend to take the position that the potential payments resulting from the failure to comply with the registration rights agreement are remote or incidental and, therefore, will not result in original issue discount with respect to the Debentures. Accordingly, any such increase in interest payable to a holder should be includible in such holder’s gross income as interest income at the time the payment is paid or accrues in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes.
      In the event that there is a change of control, holders of Debentures will have the right to require us to repurchase their Debentures at 100% of the principal amount plus accrued and unpaid interest, if any (see “Description of the Debentures — Repurchase at the Option of the Holder — Fundamental Change”). As with the possibility of our failure to comply with the registration rights agreement, we similarly intend to take the position that the possibilities of repurchase or redemption of Debentures are remote and do not intend to treat these possibilities as resulting in original issue discount with respect to the Debentures.
      Our determination that the above contingencies do not affect the yield to maturity of the Debentures is binding on a holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. Thus, there is no assurance that the IRS would not take a contrary position.
      Sale or Other Disposition of the Debentures. Except as discussed below under “— Receipt of Exchange Debentures,” “— Conversion of the Debentures Solely into Class A Common Stock,” “— Conversion of the Debentures into Cash,” and “— Conversion of the Debentures into Class A Common Stock and Cash,” a United States Holder will recognize taxable gain or loss on the sale, exchange, redemption, repurchase, retirement or other taxable disposition of a note. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note (which will be taxable as interest income if not previously included in gross income), and the holder’s adjusted tax basis in the note. A United States Holder’s initial tax basis in a note equals the price paid for the note. Special rules may apply to Debentures redeemed in part.

      Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if such note was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.
      Conversion of the Debentures Solely into Class A Common Stock. A United States Holder’s conversion of a note solely into shares of our Class A common stock (other than cash in lieu of fractional share of Class A common stock and the amount of accrued interest deemed received on conversion (See “Description of The Debentures — Conversion Rights”)) will not be a taxable event. The fair market value of Class A common stock deemed received with respect to accrued interest will be taxed as a payment of interest as described under “— Stated Interest” above.
      In such circumstances, a United States Holder’s tax basis in our Class A common stock received upon conversion of a note (other than Class A common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will be the same as the United States Holder’s basis in the note at the time of conversion. The tax basis of Class A common stock received with respect to accrued interest will be the amount of such interest. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will generally equal the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in such fractional share. A holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the Class A common stock between the Class A common stock received upon conversion and the fractional share, in accordance with their respective fair market values.
      The United States Holder’s holding period for our Class A common stock received upon conversion will include the period during which such holder held the Debentures, except that the holding period of any Class A common stock received with respect to accrued interest will commence on the day after conversion.
      Conversion of the Debentures into Cash. If a United States Holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “— Sale or Other Disposition of the Debentures” above.
      Conversion of the Debentures into Class A Common Stock and Cash. If a United States Holder converts a note and we deliver a combination of our Class A common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain.
      Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our Class A common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “— Payments of Interest” above) over such holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
      In such circumstances, a United States Holder’s tax basis in our Class A common stock received upon a conversion of a note (including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share will be treated in the same manner as described above under “— Conversion of the Debentures Solely into Class A Common Stock.”
      A United States Holder’s holding period for our Class A common stock received upon conversion will include the period during which such holder held the Debentures, except that the holding period of any Class A common stock received with respect to accrued interest will commence on the day after conversion.

      If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “— Sale or Other Disposition of the Debentures” above. The receipt of our Class A common stock, on the other hand, would be treated as a partial tax-free conversion of the Debentures under which the United States Holder would apply the principles described under “— Conversion of the Debentures into Class A common stock” above. In such case, the holder’s basis in the note would be allocated pro rata between the Class A common stock and cash received, in accordance with their fair market value.
      United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our Class A common stock for Debentures upon conversion.
      Changes in Conversion Rate/Constructive Dividends. If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the conversion rate of the Debentures were increased, such increase would be deemed to be the payment of a taxable dividend to holders of the Debentures to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.
      If the conversion rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares or upon a non-stock change in control), such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our Class A common stock.
      Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our Class A common stock will not be a taxable constructive dividend.
      Distributions on Class A Common Stock. Distributions paid on our Class A common stock received upon a conversion of a note, other than certain pro rata distributions of Class A common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be included in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s basis in the Class A common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate United States Holders in tax years prior to 2009 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate United States Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.
      Sale or Other Disposition of Common Stock. A United States Holder generally will recognize taxable gain or loss on the sale or other disposition of Class A common stock received upon conversion of Debenture. The amount of a United States Holder’s gain or loss equals the difference between the amount received for the common stock (in cash or other property, valued at fair market value) and the holder’s adjusted tax basis in the Class A common stock. Any such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if such Class A common stock was held by the United States Holder for more than one year. Under current law, net long-term capital gains of non-corporate holders generally are taxed at a maximum rate of 15%. Capital gain of a non-corporate holder that is not long-term capital gain will be taxed at ordinary income tax rates. The deduction of capital losses is subject to certain limitations.
      Information Reporting and Backup Withholding. A United States Holder will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when such holder receives interest payments on the Debenture, dividends on the Class A common stock, and proceeds upon the sale or other disposition of a note or Class A common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to a United States Holder if such holder provides his taxpayer identification number (“TIN”) in the prescribed manner unless:

•	the IRS notifies us or our agent that the TIN the holder provides is incorrect;

•	the holder fails to report interest and dividend payments that the holder receives on his tax return and the IRS notifies us or our agent that withholding is required; or

•	the holder fails to certify under penalties of perjury that (i) the holder provided to us his correct TIN, (ii) the holder is not subject to backup withholding, and (iii) the holder is a U.S. person (including a U.S. resident alien).
      If the backup withholding tax does apply to a particular United States Holder, such holder may use the amounts withheld as a refund or credit against his U.S. federal income tax liability as long as the holder provides certain information to the IRS in a timely manner.
Non-United States Holders
      This section applies to Non-United States Holders.
      For purposes of the discussion below, interest (including additional interest, if any), dividends and gain on the sale, exchange, redemption or repayment of Debentures or Class A common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the Non-United States Holder’s conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.
      Interest. Subject to the discussion below regarding backup withholding, interest paid on the Debentures (including “additional interest” as discussed above at “— Additional Interest/ Repurchase Option”) to a Non-United States Holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the Debentures will qualify as portfolio interest if the Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of the issuer’s stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which the issuer is a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business and (iv) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the IRS designates), prior to the payment that such holder is not a United States person and provides such holder’s name and address or a financial institution holding the note on behalf of the holder certifies, under penalty of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.
      The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular, graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-United States Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or lesser amount under an applicable income tax treaty) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a Non-United States Holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a Non-United States Holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. A Non-United States Holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. TIN on a Form W-8BEN. As an alternative to providing a Form W-8BEN, in certain circumstances, a Non-United States Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under applicable Treasury

Regulations, special procedures are provided for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.
      Gain on Disposition. Subject to the discussion below concerning backup withholding, a Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption or repayment of a note (other than any amount representing accrued but unpaid interest, which will be treated as such) or Class A common stock unless (i) the gain is U.S. trade or business income in which case the branch profits tax may also apply to a corporate Non-United States Holder or (ii) the Non-United States Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to Debentures redeemed in part.
      Constructive Dividends. If a Non-United States Holder were deemed to have received a constructive dividend (see “— United States Holders — Constructive Dividends,” above), the Non-United States Holder generally would be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-United States Holder must comply with all certification requirements necessary to qualify for treaty benefits. In the case of any constructive dividend, it is possible that the United States federal tax on this constructive dividend would be withheld from interest, shares of your Class A common stock or sales proceeds subsequently paid or credited to a Non-United States Holder. A Non-United States Holder who is subject, to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
      Distributions on Common Stock. Dividends paid to a Non-United States Holder of Class A common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
      If dividends received by a Non-United States Holder on Class A common stock constitute U.S. trade or business income, the Non-United States Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “— United States Holders — Distributions on Common Stock,” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our Class A common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-United States Holders.
      Federal Estate Taxes. Debentures held (or treated as held) by an individual who is a Non-United States Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such Debentures would have been exempt as portfolio interest if received by the Non-United States Holder at the time of his or her death without regard to whether the Non-United States Holder has completed Form W-8BEN and further provided that income on the Debentures was not U.S. trade or business income. Because U.S. federal tax law uses different tests to determine whether an individual is a non-resident alien for income tax and estate tax purposes, some individuals may be “Non-U.S. Holders” for purposes of the U.S. federal income tax discussion above, but not for purposes of the U.S. federal estate tax discussion, and vice versa.
      An individual Non-United States Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Class A common stock will be required to include the value of the stock in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.
      Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-United States Holder any interest or dividends that are paid to the Non-United States Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides.
      Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to such payments of interest or dividends with respect to which either the requisite certification that the Non-United States Holder is not a U.S. person, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent has actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of Debentures or Class A common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or repayment of Debentures or Class A common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “United States Related Person”).
      In the case of the gross payment of proceeds from the sale, exchange, redemption or repayment of Debentures of Class A common stock to or through a non-United States office of a broker that is either a United States person or a United States Related Person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge, or reason to know, to the contrary.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded or credited against the Non-United States Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.
      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES AND SHARES OF OUR CLASS A STOCK INTO WHICH THE DEBENTURES MAY BE CONVERTED, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds from the sale by the selling securityholders of the Debentures and the Class A common stock issuable upon conversion of the Debentures that are covered by this prospectus. The Debentures and the underlying Class A common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Debentures and the underlying Class A common stock.
      The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Debentures and the Class A common stock issuable upon conversion of the Debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying Class A common stock by the selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
      If the Debentures and the Class A common stock issuable upon conversion of the Debentures are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      The Debentures and the Class A common stock issuable upon conversion of the Debentures may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Debentures and underlying Class A common stock may be listed or quoted at the time of sale, including the Nasdaq Global Select Market in the case of the underlying Class A common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.
      In connection with the sales of the Debentures and the Class A common stock issuable upon conversion of the Debentures or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the Debentures and the underlying Class A common stock in the course of hedging their positions. The selling securityholders may also sell the Debentures and the underlying Class A common stock short and deliver the Debentures and the underlying Class A common stock to close out short positions, or loan or pledge Debentures and the underlying Class A common stock to broker-dealers that, in turn, may sell the Debentures and the underlying Class A common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Debentures and the

Class A common stock issuable upon conversion of the Debentures by the selling securityholders. The selling securityholders may decide not to sell all or a portion of the Debentures and the underlying Class A common stock offered by them pursuant to this prospectus or may decide not to sell Debentures or the underlying Class A common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the Debentures and the underlying Class A common stock by other means not described in this prospectus. Any Debentures or underlying Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.
      Our Class A common stock is traded on the Nasdaq Global Select Market under the ticker symbol “DCEL.” We do not intend to apply for listing of the Debentures on any securities exchange or for quotation through Nasdaq. The Debentures originally issued in the private offerings are eligible for trading on The Portal Market of the National Association of Securities Deals, Inc. However, Debentures sold pursuant to this prospectus will no longer be eligible for trading on The Portal Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Debentures.
      The selling securityholders and any other persons participating in the distribution of the Debentures or the Class A common stock issuable upon conversion of the Debentures will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Debentures and the underlying Class A common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and the underlying Class A common stock to engage in market-making activities with respect to the particular Debentures and underlying Class A common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Debentures and the underlying Class A common stock and the ability to engage in market-making activities with respect to the Debentures and the underlying Class A common stock.
      Under the registration rights agreement entered into with the initial purchasers of the Debentures issued in the private offerings, we agreed to, at our expense, use commercially reasonable efforts to keep the shelf registration statement of which this prospectus forms a part covering resales by holders of the Debentures and Class A common stock issuable upon conversion of the Debentures effective until the earliest of:

•	the date when the holders of transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction under Rule 144(k) under the Securities Act;

•	the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures are registered under the shelf registration statement of which this prospectus forms a part and sold pursuant to such self registration statement; and

•	the date when all transfer restricted Debentures and shares of Class A common stock issuable upon conversion of the Debentures have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).
      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if

•	the prospectus would, in our reasonable judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing, and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.
      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of the Debentures, agrees to hold any communication by us in confidence.

      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.
      We also agreed to pay liquidated damages to certain holders of the Debentures and the shares of Class A common stock issuable upon conversion of the Debentures if the prospectus is unavailable for periods in excess of those permitted.
      We have agreed to pay substantially all of the expense incidental to the registration, offering and sale of the Debentures and the Class A common stock issuable upon conversion of the Debentures to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
      The validity of the issuance of the Debentures and the Class A common stock issuable upon conversion of the Debentures has been passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.
EXPERTS
      The consolidated financial statements of Dobson Communications Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and on the authority of said firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
      We are “incorporating by reference” in this prospectus certain information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus; and

•	we can disclose important information to you by referring you to those documents.
      We incorporate by reference into this prospectus all documents or portions thereof filed by us (but not furnished by us) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, which means that information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:

•	our Current Reports on Form 8-K filed on January 30, 2006, February 24, 2006, April 5, 2006, April 27, 2006, May 12, 2006, May 22, 2006, May 30, 2006, June 8, 2006, June 13, 2006, July 10, 2006, August 10, 2006, September 5, 2006 (as amended November 7, 2006), October 24, 2006 and November 27, 2006;

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	The description of our Class A common stock set forth in our registration statement on Form 8-A filed with the SEC on January 28, 2000, including any amendments or reports filed for the purpose of updating such description.

      Copies of the information that is incorporated by reference in this prospectus are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, Attention: J. Warren Henry. Oral requests should be made by telephoning (405) 529-8500.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the Debentures and the shares of Class A common stock issuable upon conversion of the Debentures offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information with respect to us, the Debentures and the Class A common stock issuable upon conversion of the Debentures offered by this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. We also file with the Commission annual, quarterly and special reports and other information required by the Exchange Act. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available from the Commission’s web site at: http://www.sec.gov.
      You may also obtain a copy of any of our filings with the Commission without charge by written or oral request directed to Dobson Communications Corporation, Attention: J. Warren Henry, at the address and telephone number set forth under “Incorporation by Reference.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Debentures and shares of Class A common stock being registered. All amounts are estimates except for the SEC registration fee:

SEC registration fee	$17,120
Printing	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Miscellaneous	32,880
Total	$220,000

Item 15.	Indemnification of Directors and Officers
      As permitted by the Oklahoma General Corporation Act under which the registrant is incorporated, the registrant’s amended and restated certificate of incorporation provides for indemnification of each of the registrant’s officers and directors against (a) expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the registrant, or of any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, other than an action by or in the right of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the registrant, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the registrant brought by reason of his being or having been a director, officer, employee or agent of the registrant, or any other corporation, partnership, joint venture, or other enterprise at the request of the registrant, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the registrant; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the registrant, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The registrant’s amended and restated bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.
      The registrant has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the registrant will pay on behalf of the directors and executive officers and their executors, administrators and heirs, any amount which they are or become legally obligated to pay because of:

(a) any claim threatened or made against them by any person because of any act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which they commit or suffer while acting in their capacity as the registrant’s director or officer, or the director or officer of its affiliates; or

(b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were the registrant’s, or are or were its affiliate’s, director, officer, employee or agent, or are or were serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

      The registrant’s indemnity obligations may include payments for damages, charges, judgments, fines, penalties, settlements and court costs, costs of investigation and costs of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedes, bail, surety or other bonds.
      The registrant’s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.
Item 16.     Exhibits
      The exhibits filed as a part of this registration statement are listed on the Exhibit Index.

Exhibit			Method of
Numbers		Description	Filing

3.1		Registrant’s Amended and Restated Certificate of Incorporation	(1)[3.1]

3	.1.3	Registrant’s Certificate of Amendment of Certificate of Incorporation	(2)[3.1.3]

3.2		Registrant’s Amended and Restated By-laws	(3)[3]

4.1		Form of Common Stock Certificate	(1)[4.16]

4.2		Convertible Debentures Indenture dated as of September 13, 2005 by the Registrant and The Bank of Oklahoma, National Association, as Trustee	(4)[4.2]

4.3		Convertible Debentures Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(4)[10.2]
5.1		Opinion of Mayer, Brown, Rowe & Maw LLP	(5)

12		Computation of Ratio of Earnings to Fixed Charges	(6)[12]

23.1		Consent of Independent Registered Public Accounting Firm	(5)

23.2		Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)	(5)

24.1		Powers of Attorney (included on signature page hereto)	(5)

25.1		Statement of Eligibility and Qualification on Form T-1 from Trustee	(7)[25.1]

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-110380) as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 8, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 19, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed herewith.

(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-137966) as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-130227) as the exhibit number indicated in brackets and incorporated by reference herein.
Item 17.     Undertakings
      The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on January 25, 2007.

DOBSON COMMUNICATIONS CORPORATION

By:	/s/ BRUCE R. KNOOIHUIZEN

Name: Bruce R. Knooihuizen

Title:	Executive Vice President and

Chief Financial Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Steven P. Dussek, Bruce R. Knooihuizen and Ronald L. Ripley his or her attorneys-in-fact, each with the power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on January 25, 2007.

Name	Title

/s/ STEVEN P. DUSSEK Steven P. Dussek	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ BRUCE R. KNOOIHUIZEN Bruce R. Knooihuizen	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ TRENT LEFORCE Trent LeForce	Controller and Assistant Secretary (Principal Accounting Officer)

Stephen T. Dobson	Secretary and Director

/s/ EVERETT R. DOBSON Everett R. Dobson	Chairman of the Board of Directors

/s/ MARK S. FEIGHNER Mark S. Feighner	Director

/s/ FRED J. HALL Fred J. Hall	Director

/s/ JUSTIN L. JASCHKE Justin L. Jaschke	Director

/s/ ALBERT H. PHARIS, JR. Albert H. Pharis, Jr.	Director

/s/ ROBERT A. SCHRIESHEIM Robert A. Schriesheim	Director

EXHIBIT INDEX

Exhibit			Method of
Numbers		Description	Filing

3.1		Registrant’s Amended and Restated Certificate of Incorporation	(1)[3.1]

3	.1.3	Registrant’s Certificate of Amendment of Certificate of Incorporation	(2)[3.1.3]

3.2		Registrant’s Amended and Restated By-laws	(3)[3]

4.1		Form of Common Stock Certificate	(1)[4.16]

4.2		Convertible Debentures Indenture dated as of September 13, 2005 by the Registrant and The Bank of Oklahoma, National Association, as Trustee	(4)[4.2]

4.3		Convertible Debentures Registration Rights Agreement dated as of September 13, 2005 by and between Dobson Communications Corporation, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc.	(4)[10.2]
5.1		Opinion of Mayer, Brown, Rowe & Maw LLP	(5)

12		Computation of Ratio of Earnings to Fixed Charges	(6)[12]

23.1		Consent of Independent Registered Public Accounting Firm	(5)

23.2		Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)	(5)

24.1		Powers of Attorney (included on signature page hereto)	(5)

25.1		Statement of Eligibility and Qualification on Form T-1 from Trustee	(7)[25.1]

(1)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-90759), as the exhibit number indicated in brackets and incorporated by reference herein.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-110380) as the exhibit number indicated in brackets and incorporated by reference herein.

(3)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on April 8, 2004, as the exhibit number indicated in brackets and incorporated by reference herein.

(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K on September 19, 2005 as the exhibit number indicated in brackets and incorporated by reference herein.

(5)	Filed herewith.

(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-137966) as the exhibit number indicated in brackets and incorporated by reference herein.

(7)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-130227) as the exhibit number indicated in brackets and incorporated by reference herein.